UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

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ILLINOIS TOOL WORKS INC.
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SEC 1913 (11-01)

Illinois Tool Works Inc.

3600 West Lake Avenue

Glenview, Illinois 60026

Notice of Annual Meeting of Stockholders

Friday, May 4, 2012

3:00 P.M.

The Northern Trust Company

50 South LaSalle Street

Chicago, Illinois 60603

ITW is holding its 2012 Annual Meeting for the following purposes:

1.	To elect the twelve directors named in this proxy statement for the upcoming year;

2.	To ratify the appointment of Deloitte & Touche LLP as ITW’s independent registered public accounting firm;

3.	To hold an advisory vote on executive compensation; and

4.	To conduct any other business as may be properly brought before the meeting.

The Board of Directors recommends that you vote “FOR” each of the director nominees, “FOR” ratification of the appointment of Deloitte & Touche LLP as ITW’s independent registered public accounting firm for 2012 and “FOR” approval of the compensation of ITW’s named executive officers.

Only stockholders of record at the close of business on March 6, 2012 are entitled to vote.

YOUR VOTE IS IMPORTANT. Please return your proxy card or vote via the Internet or by telephone so that your shares will be voted and represented at the meeting, even if you plan to attend the meeting. Please note that brokers may not vote your shares on the election of directors or the advisory vote on executive compensation in the absence of your specific instructions as to how to vote.

The Company’s annual report to stockholders for fiscal year 2011 is enclosed with this proxy statement.

By Order of the Board of Directors,
Maria C. Green
Secretary

March 21, 2012

Illinois Tool Works Inc.

Proxy Statement

Internet Availability of Proxy Materials

We are furnishing proxy materials, which include our 2011 annual report, to many of our stockholders through the Internet. If you received a Notice of Internet Availability of Proxy Materials (E-Proxy Notice) by mail or electronically, you will not receive a printed copy of the proxy materials unless you specifically request one. Instead, the E-Proxy Notice provides instructions on how you may access and review our proxy materials online. The E-Proxy Notice also instructs you on how you may submit your proxy via the Internet. If you received the E-Proxy Notice and would still like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the E-Proxy Notice. On or about March 21, 2012, we will begin mailing printed copies of our proxy materials to all stockholders who previously submitted a valid election to receive all future proxy materials and other stockholder communications in written format, and sending the E-Proxy Notice to all other stockholders.

Receiving Future Proxy Materials Electronically: Stockholders may also sign up to receive future proxy materials, including E-Proxy Notices and other stockholder communications electronically, instead of by mail. This will reduce our printing and postage costs and eliminate bulky paper documents from your personal files. To sign up to receive stockholder communications electronically, follow the instructions on your proxy card or E-Proxy Notice under “Vote by Internet”. You will need the 12-digit number that is printed in the box marked by the arrow g, which appears on your proxy card or E-Proxy Notice. This 12-digit number is sometimes called the control number. In order to receive the communications electronically, you must have an e-mail account and access to the Internet. If you own your shares through a broker or other nominee, you may contact them directly to request electronic access. Your consent to electronic access will be effective until you revoke it. You may revoke your consent by going to www.proxyvote.com and using the 12-digit number that is printed in the box marked by the arrow g to complete the revocation.

Questions and Answers

Following are questions often asked by stockholders of publicly held companies. We hope that the answers will assist you in casting your vote.

What am I voting on?

We are soliciting your vote on:

1.	The election of the twelve directors named in this proxy statement for the upcoming year;

2.	The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2012;

3.	An advisory vote on ITW’s executive compensation; and

4.	Any other business as may be properly brought before the meeting.

Who may vote?

Stockholders at the close of business on March 6, 2012, the record date, may vote. On that date, there were 481,524,413 shares of ITW common stock outstanding.

How many votes do I have?

Each share of ITW common stock that you own entitles you to one vote.

How do I vote?

You may vote your shares in one of the following four ways:

1. In person:	Attend our Annual Meeting, where ballots will be provided; or
2. By telephone:	See the instructions at www.proxyvote.com; or
3. By Internet:	See the instructions at www.proxyvote.com; or
4. By mail:	If you received a printed copy of these proxy materials by mail, by signing, dating and mailing the enclosed proxy card.

If you vote by telephone or Internet, you should have your proxy card or E-Proxy Notice in hand when you call or go to the proxy vote site. If you hold your shares through a bank or broker that does not offer telephone or Internet voting, please complete and return your proxy card by mail.

When must I submit my vote by Internet or by phone?

If you vote by Internet or by phone, you must transmit your vote by 10:59 p.m., Central Time, on May 3, 2012.

If I hold shares through an ITW Savings and Investment 401(k) Plan, when must I submit my vote?

Shares held through an ITW 401(k) plan must be voted by 10:59 p.m., Central Time, on May 1, 2012 in order to be tabulated in time for the meeting.

How does discretionary voting authority apply?

Stockholders of Record.  If you are a stockholder of record and you vote by proxy, the individuals named on the proxy card (your proxies) will vote your shares in the manner you indicate. If your proxy card does not indicate how you want to vote, your proxy will be voted “FOR” the election of each director nominee, “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, “FOR” approval of ITW’s executive compensation, and “FOR” or “AGAINST” any other properly raised matter at the discretion of Susan Crown, Robert S. Morrison and Pamela B. Strobel, or any one of them.

Beneficial Owners.  If your shares are held in a brokerage account or by a nominee, and you do not provide your broker or nominee with voting instructions, the broker or nominee may represent your shares at the meeting for purposes of obtaining a quorum, but may not exercise discretion to vote your shares at the meeting unless the proposal is considered a routine matter. The only matter being proposed for stockholder vote at the 2012 Annual Meeting that is considered a routine matter is the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. As a result, your broker or nominee will not have discretion to vote on the election of directors or ITW’s executive compensation in the absence of voting instructions from you. If you are a beneficial owner, it is important that you provide instructions to your bank, broker or other holder of record so that your vote is counted.

May I revoke my proxy?

You may revoke your proxy at any time before it is voted at our Annual Meeting in one of four ways:

1.	Notify our Secretary in writing before our Annual Meeting that you wish to revoke your proxy;

2.	Submit another proxy with a later date;

3.	Vote by telephone or Internet after you have given your proxy; or

4.	Vote in person at our Annual Meeting.

What does it mean if I receive more than one E-Proxy Notice or set of proxy materials?

Your shares are likely registered differently or are in more than one account. For each notice, proxy and/or voting instruction card or e-mail notification you receive that has a 12-digit number, you must vote separately to ensure that all shares you own are voted.

What constitutes a quorum?

The presence, in person or by proxy, of the holders of a majority of ITW shares entitled to vote at our Annual Meeting constitutes a quorum. Your shares will be considered part of the quorum if you return a signed and dated proxy card or if you vote by telephone or Internet. Abstentions and broker non-votes are counted as “shares present” at the meeting for purposes of determining if a quorum exists. A broker non-vote occurs when your bank, broker or other holder of record holding shares for you as the beneficial owner submits a proxy that does not indicate a vote as to a non-routine proposal because that holder has not received voting instructions from you and, therefore, does not have voting authority for that proposal.

What vote is required to approve each proposal, assuming a quorum is present?

Election of Directors:  The number of shares voted “FOR” a director must exceed the number of shares voted “AGAINST” that director to constitute approval by the stockholders.

Ratification of the Appointment of Independent Registered Public Accounting Firm:  The affirmative vote of a majority of the shares present in person or by proxy cast in favor of this proposal will constitute approval by the stockholders.

Advisory (Non-Binding) Vote on ITW’s Executive Compensation:  The affirmative vote of a majority of the shares present in person or by proxy cast in favor of this proposal will constitute approval by the stockholders.

What is the effect of a broker non-vote generally and on each proposal?

A broker non-vote occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal. Broker non-votes will not, therefore, impact our ability to obtain a quorum and will have no effect on the matters being submitted for approval at the Annual Meeting.

What if I “abstain” from voting?

An abstention on the election of directors will have no effect on the outcome. An abstention on the other proposals will have the effect of a vote against those proposals.

How do I submit a stockholder proposal?

To be considered for inclusion in our proxy statement for our May 2013 Annual Meeting, a stockholder proposal must be received no later than November 21, 2012. Your proposal must be in writing and must comply with the proxy rules of the SEC. You should send your proposal to our Secretary at our address on the cover of this proxy statement.

You also may submit a proposal that you do not want included in the proxy statement, but that you want to raise at our May 2013 Annual Meeting. We must receive your proposal in writing on or after January 4, 2013, but no later than February 3, 2013. As detailed in the advance notice procedures described in our by-laws, for a proposal other than the nomination of a director to be properly brought before an annual meeting, your notice of proposal must include: (1) your name and address, as well as the name and address of the beneficial owner of the shares, if any; (2) the number of shares of ITW stock owned beneficially and of record by you and any beneficial owner as of the date of the notice (which information must be supplemented as of the record date); (3) a description of certain agreements, arrangements or understandings entered into by you or any beneficial owner with respect to the shares (which information must be supplemented as of the record date) or the business proposed to be brought before the meeting; (4) any other information regarding you or any beneficial owner that would be required under the SEC’s proxy rules and regulations; and (5) a brief description of the business you propose to be brought before the meeting, the reasons for conducting that business at the meeting, and any material interest that you or any beneficial owner has in that business.

How do I nominate a director?

If you wish to nominate an individual for election as a director at our May 2013 Annual Meeting, our Secretary must receive your written nomination on or after January 4, 2013, but no later than February 3, 2013. As detailed in the advance notice procedures described in our by-laws, for a nomination to be properly brought before an annual meeting, your notice of nomination must include: (1) your name and address, as well as the name and address of the beneficial owner of the shares, if any; (2) the number of shares of ITW stock owned beneficially and of record by you and any beneficial owner as of the date of the notice (which information must be supplemented as of the record date); (3) a description of certain agreements, arrangements or understandings entered into by you or any beneficial owner with respect to the shares (which information must be supplemented as of the record date); (4) the name, age and home and business addresses of the nominee; (5) the principal occupation or employment of the nominee; (6) the number of shares of ITW stock that the nominee beneficially owns; (7) a statement that the nominee is willing to be nominated and serve as a director; (8) a statement as to whether the nominee, if elected, intends to tender his or her resignation in accordance with our Corporate Governance Guidelines; (9) an undertaking to provide any other information required to determine the eligibility of the nominee to serve as an independent director or that could be material to stockholders’ understanding of the nominee’s independence; and (10) any other information regarding you, any beneficial owner or the nominee that would be required under the SEC’s proxy rules and regulations had our Board of Directors nominated the individual. Any nomination that you make must be approved by our Corporate Governance and Nominating Committee, as well as by our Board of Directors. The process for the selection of director candidates is described under “Corporate Governance Policies and Practices — Director Candidate Selection Process” below.

Who pays to prepare, mail and solicit the proxies?

We will pay the cost of solicitation of proxies including preparing, printing and mailing this proxy statement and the E-Proxy Notice. We will also authorize brokers, dealers, banks, voting trustees and other nominees and fiduciaries to forward copies of the proxy materials to the beneficial owners of ITW common stock. Upon request, we will reimburse them for their reasonable expenses. In addition, our officers, directors and employees may solicit proxies in person, by mail, by telephone or otherwise. In the event that we decide to engage a proxy solicitation firm to assist with the solicitation of proxies, we would expect that the additional cost to be borne by us would be approximately $10,000 plus reasonable and approved out-of-pocket expenses.

Election of Directors

Stockholders are being asked to elect the twelve directors named in this proxy statement at our Annual Meeting. The individuals listed below have been nominated by the Board of Directors as recommended by the Corporate Governance and Nominating Committee. See “Corporate Governance Policies and Practices” for more information regarding our candidate selection process. Each director will serve until the May 2013 Annual Meeting, until a qualified successor director has been elected, or until he or she resigns or is removed.

We will vote your shares as you specify on the proxy card, by telephone, by Internet or by mail. If you do not specify how you want your shares voted, we will vote them “FOR” the election of all the nominees listed below. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, we will vote your shares “FOR” that other person. The Board of Directors does not anticipate that any nominee will be unable to serve.

Each nominee for director brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a variety of areas. Set forth below is biographical information provided by the nominees, as well as a description of the experiences, qualifications, skills and attributes that led the Corporate Governance and Nominating Committee and the Board to conclude that each nominee should serve as a director of the Company.

Daniel J. Brutto, 55, has served as Senior Vice President of United Parcel Service, Inc., a global package delivery, supply chain management and freight forwarding company, and President of UPS International, since January 2008. Previously he served as President, Global Freight Forwarding, for UPS from 2006 to 2007, and corporate controller from 2004 to 2006. Mr. Brutto has over 35 years of experience at UPS, serving over the years in various functional areas with increasing levels of responsibility, including operations, finance, information systems, mergers & acquisitions, marketing, business development and international. Mr. Brutto was elected as a director of ITW in February 2012 and has not served as a director of any other publicly traded company in the last five years. Mr. Brutto serves on the boards of various civic and not-for-profit organizations. In addition, he serves on the board of the US-China Business Council, and in the past he has served on the Guangdong Economic Council and the Turkey Economic Advisory Council. He was also a delegate to the World Economic Forum, Davos, Switzerland for five of the last six years. Mr. Brutto’s experience integrating multiple freight forwarding units and establishing UPS operations in 35 countries across Europe and Asia, as well as his global perspective, are considered valuable additions to the Board.

Susan Crown, 53, has served as Vice President of Henry Crown and Company, a business with diversified investments, since 1984. Ms. Crown is currently a director of Northern Trust Corporation and its subsidiary, The Northern Trust Company, and has not served as a director of any other publicly traded company in the last five years. Ms. Crown has served as a director of ITW since 1994. Ms. Crown’s experience includes executive experience in diversified manufacturing, cellular phone, home furnishings and real estate businesses. She has extensive experience with civic and not-for-profit organizations, having served on the boards of many such organizations and having received a number of awards for her distinguished civic service. Her experience as a board member on various large not-for-profit organizations has given her a valuable perspective on many current corporate responsibility topics.

Don H. Davis, Jr., 72, retired as Chairman of the Board of Rockwell Automation, Inc., a leading global provider of industrial automation power, control and information products and services, in February 2005, a position he had held since 1998. From 1997 to 2005, he also served as Rockwell’s Chief Executive Officer. Mr. Davis is not currently a director of any publicly traded company other than ITW; however, he was formerly a director of Ciena Corporation, Journal Communications, Inc. and Rockwell Automation, Inc. Mr. Davis has served as a director of ITW since 2000. In addition to his experience as chief executive officer of a major global industrial manufacturing company, Mr. Davis has an extensive background in mechanical engineering. He also has many years of experience on public company boards, as well as on the boards of civic and other not-for-profit organizations. His experience and background have enabled him to develop a deep operational understanding of our global businesses and work force.

James W. Griffith, 58, has served as President and Chief Executive Officer of The Timken Company, a manufacturer of bearings, alloy and specialty steels and components, since 2002, and previously served as President and Chief Operating Officer from 1999 to 2002. Mr. Griffith joined Timken in 1984, and has held positions in various functional areas of Timken with increasing levels of responsibility, including purchasing and logistics, manufacturing and international operations. From 1996 to 1999, he led Timken’s automotive business in North America and Timken’s bearing business activities in Asia and Latin America. Prior to joining Timken, he held production and engineering positions at Martin Marietta, Bunker Hill Company and Homestake Mining Company. Mr. Griffith is currently a director of The Timken Company and Goodrich Corporation and was elected as a director of ITW in March 2012. He has not served as a director of any other publicly traded company in the last five years. Mr. Griffith’s broad experience in manufacturing and engineering and his international perspective are considered valuable additions to the Board.

Robert C. McCormack, 72, is an Advisory Director of Trident Capital, Inc., a venture capital firm, and was a Partner of Trident from 1993 to 2004. From 1987 to 1993, Mr. McCormack served successively as Deputy Under Secretary of Defense and Assistant Secretary of the Navy (Finance and Comptroller). Mr. McCormack is currently a director of MeadWestvaco Corporation and Northern Trust Corporation and its subsidiary, The Northern Trust Company, and was formerly a director of DeVry Inc. Mr. McCormack has served as a director of ITW since 1993 and previously served as a director of ITW from 1978 through 1987. Mr. McCormack’s extensive experience in the investment banking industry and private equity investment, in addition to his service in the Navy, where he was responsible for the operating financial systems throughout the United States Department of the Navy, has given him vast experience in managing complex financial systems. He also has extensive experience as a director of other large cap public companies, as well as financial institutions.

Robert S. Morrison, 69, retired as Vice Chairman of PepsiCo, Inc., a beverage and food products company, having served in that position from 2001 to 2003. From 1997 to 2001, prior to its merger with PepsiCo, he was Chairman, President and Chief Executive Officer of The Quaker Oats Company. He also served as interim Chairman and Chief Executive Officer of 3M Company from June to December 2005. Mr. Morrison is currently a director of 3M Company and Aon Corporation, was formerly a director of The Tribune Co., has served as a director of ITW since 2003 and currently serves as lead director. Mr. Morrison’s experience as a former top executive of three public global companies and his long-standing experience as a director of 3M Company and Aon Corporation, as well as other public companies and civic and not-for-profit organizations, provide valuable insight and understanding of global operations.

James A. Skinner, 67, has served as Vice Chairman of McDonald’s Corporation, a restaurant chain, since 2003 and Chief Executive Officer since November 2004, previously serving as President and Chief Operating Officer of McDonald’s Restaurant Group from February 2002 to December 2002; President and Chief Operating Officer of McDonald’s Europe, Asia/Pacific, Middle East and Africa from 2001 to 2002; and President of McDonald’s-Europe from 1997 to 2001. Mr. Skinner is currently a director of Walgreen Co. and McDonald’s Corporation and has served as a director of ITW since 2005. He has not served as a director of any other publicly traded company in the last five years. Mr. Skinner’s valuable experience serving as the chief executive officer of one of the world’s largest companies and holding various positions within the organization, including executive positions in McDonald’s international operations throughout the world, gives him a variety of experiences in many different management and executive roles. His broad experience gives him valuable insights and perspectives to our global operations.

David B. Smith, Jr., 45, has served as Executive Vice President for Policy & Legal Affairs and General Counsel of Mutual Fund Directors Forum, a not-for-profit membership organization for independent investment company directors and an advocate on important policy matters, since 2005. From 1996 to 2005, Mr. Smith held several positions at the Securities and Exchange Commission serving as Associate Director, Division of Investment Management, from 2001 to 2005; Assistant General Counsel for Investment Management, Office of the General Counsel, from 1998 to 2001; and Attorney, Office of the General Counsel, from 1996 to 1998. Mr. Smith is currently a director of Northern Trust Corporation and its subsidiary, The Northern Trust Company, and has not served as a director of any other publicly traded company in the last five years. Mr. Smith has served as a director of ITW since 2009. Mr. Smith’s extensive legal and regulatory experience from serving in various legal and supervisory capacities at the Securities and Exchange Commission, as well as his executive experience in a mutual fund industry organization, enable him to bring to the Board the perspective of both a regulator and industry participant, and his experience working with independent fund directors gives him a unique perspective as an independent Board member of ITW. Mr. Smith is a nephew of Mr. Harold B. Smith, an emeritus director of ITW.

David B. Speer, 60, has served as Chairman of ITW since May 2006 and as Chief Executive Officer of ITW since August 2005 and was President from August 2004 to May 2006, previously serving as Executive Vice President from 1995 to August 2004. Mr. Speer is currently a director of Rockwell Automation, Inc. and Deere & Company and has served as a director of ITW since 2005. He has not served as a director of any other publicly traded company in the last five years. With over 33 years of experience at the Company, Mr. Speer has a deep understanding of the business operations, the operating philosophy and the culture of ITW. In addition, his experience as a director of Rockwell Automation, Inc. and Deere & Company gives him the perspective of a director of other global manufacturers. He also has extensive experience participating as a board member of numerous civic and not-for-profit organizations. His depth of experience at ITW and as a director at other major companies with global operations enables him to lead ITW and the Board effectively. Notwithstanding his previously disclosed medical condition, Mr. Speer continues to perform his duties as Chairman and CEO. The Corporate Governance and Nominating Committee believes that Mr. Speer’s medical condition and treatment have not had, and are not expected to have, an adverse effect on ITW’s performance.

Pamela B. Strobel, 59, retired as Executive Vice President and Chief Administrative Officer of Exelon Corporation and President of Exelon Business Services Company, an electric and gas utility company, in October 2005, a position she had held since 2003, previously serving as Chairman and Chief Executive Officer of Exelon Energy Delivery from 2000 to 2003. Prior to that, she served as Executive Vice President of Unicom and its chief subsidiary, ComEd, having joined ComEd as General Counsel in 1993. Ms. Strobel is currently a director of Domtar Corporation and State Farm Mutual Automobile Insurance Company and was formerly a director of Sabre Holdings Corporation. Ms. Strobel has served as a director of ITW since 2008. With her extensive executive and legal experience in the energy industry, her experience as a director of other large public companies and her involvement in civic activities and not-for-profit organizations, Ms. Strobel’s experience and perspectives are valuable contributions to the Board’s overall expertise.

Kevin M. Warren, 49, has served as President of U.S. Client Operations for Xerox Corporation since June 2010. Since 1984, Mr. Warren has held several positions at Xerox with increasing levels of responsibility, including serving as Chairman, President and Chief Executive Officer of Xerox Canada, from 2007 to 2010; Senior Vice President, Acquisition Transition Office in 2007; and Senior Vice President, U.S. Eastern Sales, U.S. Solutions Group from 2004 to 2007. Mr. Warren was elected as a director of ITW in August 2010 and has not served as a director of any other publicly traded company in the last five years. Mr. Warren’s extensive experience in executive management, global operations and sales gives him valuable insights and perspectives to our global sales and operations.

Anré D. Williams, 46, has been President, Global Merchant Services, of American Express Company since 2011. From 2007 to 2011, Mr. Williams was President, Global Commercial Card, of American Express. From 1989 to 2007, Mr. Williams held several positions at American Express, serving as Executive Vice President, U.S. Commercial Card, from 2003 to 2007; Senior Vice President, U.S. Middle Market, from 2000 to 2003; Vice President and General Manager, Western Region, Corporate Services, from 1999 to 2000; and Vice President, Acquisition and Advertising, from 1996 to 1999. Mr. Williams was elected as a director of ITW in August 2010 and is not currently a director of any other publicly traded company; however, he was formerly a director of Ryerson Inc. Mr. Williams’ extensive experience in executive management, leading global businesses and financial services, and his experience as a director of another large public company are valuable contributions to the Board’s overall expertise, as well as to our global operations.

The Board of Directors recommends a vote “FOR” the election of all of the above nominees.

Board of Directors and Its Committees

The Company’s Board of Directors met seven times during 2011. In addition to meetings of the full Board, directors attended meetings of Board committees. Non-employee directors, all of whom are independent, met five times in regularly scheduled executive sessions. Mr. Robert S. Morrison, our lead director, serves as the Chairman of executive sessions of the independent directors.

As stated in the Company’s Corporate Governance Guidelines, the Board believes that it is in the best interests of the Company to examine whether the role of Chairman and Chief Executive Officer should be combined each time the Board elects a new chief executive officer. David Speer, our current Chairman and CEO, has over 33 years of service with the Company. Robert Morrison, our lead director, is an experienced director, having served on the boards of several major public companies, and is also a former CEO of several major public companies. Our lead director is the key liaison, and serves as an effective avenue for information flow between the Chairman and the independent directors. He also promotes an appropriate balance between the powers of the Chairman and the independent directors. Our Board believes that in light of the blend of experience and skills of our Chairman and board, the lead director structure is the appropriate leadership structure for our Board at this time. Whether the same leadership structure will be selected when our CEO’s tenure with the Company ends is a matter that our Board believes should be evaluated at that time in light of the skills and experience of the new CEO and other relevant considerations.

The Board of Directors has standing audit, compensation, corporate governance and nominating, finance, and executive committees. Under the terms of their charters, each member of the audit, compensation, and corporate governance and nominating committees must meet applicable New York Stock Exchange (“NYSE”) and SEC independence requirements. The Company encourages its directors to attend all Board and committee meetings and the Annual Meeting of Stockholders. In 2011, during the time they were serving, all of the directors attended at least 75% of the meetings of the Board and the committees on which they serve, and all but one of the directors then serving attended our 2011 Annual Meeting of Stockholders.

Audit Committee

The Audit Committee is responsible for the engagement of our independent registered public accounting firm and assists the Board with respect to matters involving and overseeing accounting, financial reporting and internal audit functions. In addition, the Committee is responsible for the integrity of the Company’s financial statements, compliance with legal and regulatory requirements, the independence and performance of ITW’s independent registered public accounting firm, and the performance of the Company’s internal audit function. Finally, the Audit Committee reviews and evaluates our policies and practices with respect to risk assessment and risk management and steps taken by management to monitor and control such exposures. Additional information on the Committee and its activities is set forth under “Audit Committee Report” below.

Compensation Committee

The Compensation Committee establishes and oversees executive compensation policies, including issues relating to pay and performance, targeted positioning and pay mix. The

Compensation Committee recommends to the other independent directors compensation for the chief executive officer, reviews and approves the chief executive officer’s recommendations regarding the compensation of our other executive officers, and makes recommendations regarding new incentive compensation and equity-based plans or amendments to any such existing plans. The Compensation Committee also is responsible for reviewing and evaluating risks arising from our compensation policies and practices and providing input to management on whether such policies and practices may have a material adverse effect on the Company.

Under its charter, the Compensation Committee may retain an independent compensation consultant or other advisors. The Compensation Committee engaged Frederic W. Cook & Co., an independent consultant (“Cook”), as its independent advisor to review the Company’s overall executive compensation program, review the peer group of companies used by the Compensation Committee for comparison purposes and assess our compensation governance process. Cook was asked to review materials relevant to the overall compensation of our executives and to meet with our management and members of the Compensation Committee in order to gain strategic insight into the Company’s compensation programs. On a limited basis, Company management has engaged Aon Hewitt and Towers Watson & Co. to provide competitive market data (including information with respect to the Company’s peer group companies). From time to time, the Compensation Committee reviews the materials provided by Aon Hewitt and Towers Watson & Co. to management.

Additional information on the Compensation Committee, its activities, its relationship with its compensation consultant and the role of management in setting compensation, is provided under “Compensation Discussion and Analysis” below.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee identifies, evaluates and recommends director candidates; develops, administers and recommends corporate governance guidelines; oversees the evaluations of the performance and procedures of the Board and individual directors; and makes recommendations as to Board committees and Board size. This committee also oversees and makes recommendations to the independent directors regarding director compensation. See “Corporate Governance Policies and Practices — Director Candidate Selection Process” below for a description of the director selection process.

Finance Committee

The Finance Committee reviews, evaluates and recommends management’s proposals to the Board relating to the Company’s financing, investment portfolio and real estate investments, and reviews and evaluates an annual summary of the funding and investment status of significant benefit plans sponsored by the Company globally. The Finance Committee also periodically reviews and evaluates risks arising from the Company’s investments, treasury function (such as derivatives and interest rates) and liquidity.

Executive Committee

The Executive Committee may act on behalf of the Board if a matter requires Board action between meetings of the full Board. The Executive Committee’s authority in certain matters is limited by law and our by-laws.

Committee Memberships

The following table shows the committee membership and the number of meetings held by each committee during 2011:

Director	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee	Finance Committee	Executive Committee
Marvin D. Brailsford		X(1)	X(1)
Susan Crown		X	X		Chair
Don H. Davis, Jr.	X		X	X
Robert C. McCormack	X			Chair	(2)
Robert S. Morrison		X	Chair	X	X
James A. Skinner		Chair	X		X
David B. Smith, Jr.	X			X	X
David B. Speer
Pamela B. Strobel	Chair	X			(2)
Kevin M. Warren	X	X
Anré D. Williams	X			X
Fiscal 2011 meetings	4	3	3	2	2

(1)	Committee member until his retirement from the Board on May 6, 2011.

(2)	Alternate member of Executive Committee.

Upon his election to the Board in February 2012, Mr. Brutto was appointed to the Audit and Finance Committees, and upon his election to the Board in March 2012, Mr. Griffith was appointed to the Audit and Compensation Committees.

Board’s Role in Risk Oversight

The Board of Directors is responsible for the overall risk oversight of the Company. While the Board has delegated to the Audit Committee the responsibility to review and evaluate the Company’s overall risk policies and practices, the responsibility for the review and evaluation of risks relating to investments and other treasury functions has been delegated to the Finance Committee, and risks arising from the Company’s compensation policies and practices has been delegated to the Compensation Committee. Each of these committees reports their findings to the full Board, and the Compensation Committee is also responsible for providing input to management on whether the Company’s compensation policies and practices may have a material adverse effect on the Company.

The Company has identified key business risks of the Company, including, but not limited to, business environment (including industry, market, sourcing, competition and operations), tax, acquisitions, legal (including product liability), financial, regulatory and investment risks, and has established a formal process for continuous review of such risks. At each Audit Committee meeting, Company management gives a presentation on at least one of these risks, providing the Committee members an opportunity to discuss the risks and the risk mitigation processes. Certain risks are reviewed and discussed annually, while others are considered on a rotating basis. The Audit Committee reports its evaluation of each risk presentation to the full Board after each Audit Committee meeting.

The risk reviews conducted by the Compensation and Finance Committees are also reported to the full Board on a regular basis. The Company believes that because each of these committees is comprised of independent directors, the Chairman and Chief Executive Officer of the Company is subject to the risk oversight of independent directors.

Corporate Governance Policies and Practices

General

We have long believed that good corporate governance is important to assure that the Company is managed for the long-term benefit of its stockholders. Accordingly, we continuously review our corporate governance policies and practices not only for compliance with applicable law, the rules and regulations of the SEC, and the listing standards of the NYSE, but also for good corporate governance principles and standards of behavior. In 2010, we adopted a new Global Anti-Corruption Policy, which supplements our Statement of Principles of Conduct and provides detailed guidance to our employees on prohibited actions under anti-bribery and anti-corruption laws. We also adopted a hedging policy that prohibits our key employees and directors from hedging the risk of ownership in ITW stock and a clawback policy that provides for the recovery of incentive compensation payments from our senior officers in the event of an accounting restatement (whether or not based on misconduct) due to material noncompliance with financial reporting requirements.

Our Board of Directors has adopted and annually reviews charters for our Audit, Compensation, and Corporate Governance and Nominating Committees. We maintain a corporate governance section on our website that includes the charters of these committees, the Company’s Corporate Governance Guidelines, the Company’s Statement of Principles of Conduct (our code of business conduct and ethics for directors, officers and employees), Global Anti-Corruption Policy and the Company’s Code of Ethics for the Chief Executive Officer and key financial and accounting personnel. In addition, we will promptly post any amendments to or waivers of the Code of Ethics on our website. You can find this and other corporate governance information at www.itw.com. We also will provide copies of this information upon request.

Communications with Directors

Stockholders and other interested parties may communicate with any of our directors, including Robert S. Morrison, our lead director, or with the independent directors as a group by sending an e-mail to independentdirectors@itw.com or by writing to any of our directors c/o Illinois Tool Works Inc., 3600 West Lake Avenue, Glenview, IL 60026, Attention: Secretary. Relevant communications will be forwarded by the Secretary to the appropriate directors depending on the facts and circumstances outlined in the communication.

Board Independence

Our Board conducts an annual review as to whether each of our directors meets the applicable independence standards of the NYSE. In accordance with the NYSE listing standards, our Board of Directors has adopted categorical standards for director independence. A copy of the Company’s Categorical Standards for Director Independence is attached as Appendix A. A director will not be considered independent unless the Board of Directors determines that the director has no material relationship with the Company (directly or as a partner, stockholder or officer of an organization that has a material relationship with the Company).

The Board has determined that each of the current directors, except David B. Speer, has no material relationship with the Company other than as a director and is independent within the meaning of the Company’s Categorical Standards for Director Independence and the listing standards of the NYSE. In making its independence determinations, the Board of Directors has broadly considered all relevant facts and circumstances including that: (1) Ms. Crown and Messrs. McCormack and Smith serve as directors of Northern Trust Corporation and its subsidiary, The Northern Trust Company, with which the Company has a commercial banking relationship as described under “Certain Relationships and Related Transactions” below; (2) Messrs. McCormack and Morrison serve as directors, and Messrs. Skinner and Griffith each serve as a director and officer, of companies that have an existing customer or supplier relationship with the Company; (3) Ms. Crown and immediate family members have direct and indirect interests in a company with which we conduct business; (4) Ms. Strobel serves as a director of a company that owns approximately 4.8% of the Company’s common stock and as a director of a company with which we conduct business; (5) Mr. David B. Smith, Jr. is the nephew of Harold B. Smith; and (6) Messrs. Brutto, Warren and Williams are officers of companies with which we conduct business. The Board has concluded that these relationships are not material and, therefore, do not impair the independence of the directors.

Director Qualifications

Our directors play a critical role in guiding the Company’s strategic direction and oversee the management of the Company. Board candidates are considered based upon various criteria, such as their broad-based business and professional skills and experiences, a global business and social perspective, concern for the long-term interests of our stockholders, and personal integrity and judgment. Although there is no specific policy regarding Board diversity, racial, ethnic and gender diversity are also important factors considered in the director selection process. In addition, directors must have time available to devote to Board activities and to enhance their knowledge of the global manufacturing environment. Accordingly, we seek to attract and retain a diverse board composed of highly qualified directors who have sufficient time to attend to their duties and responsibilities to the Company. Of the twelve directors currently on our Board, two are women and two are African American.

Director Candidate Selection Process

The Corporate Governance and Nominating Committee, or other members of the Board of Directors, may identify a need to add new members to the Board of Directors with specific criteria or simply to fill a vacancy on the Board. At that time the Corporate Governance and Nominating Committee would initiate a search, seeking input from Board members and senior management and, to the extent it deems appropriate, engaging a search firm. An initial qualified candidate or a slate of qualified candidates would be identified and presented to the Committee for its evaluation and approval. The Committee would then seek full Board endorsement of the selected candidate(s).

Our by-laws permit stockholders to nominate directors for consideration at an annual meeting of stockholders. The policy of the Corporate Governance and Nominating Committee is to consider a properly submitted stockholder nomination for election as director. For a description of the process for submitting a director candidate in accordance with the Company’s by-laws, see “Questions and Answers — How do I nominate a director?” above.

Assuming that a properly submitted stockholder recommendation for a director candidate has been received, the Corporate Governance and Nominating Committee will evaluate that candidate by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by other sources, but the Committee has no obligation to recommend that candidate for nomination.

Director and Officer Succession Planning

The Corporate Governance and Nominating Committee has worked with several different search firms to assist in identifying and evaluating potential candidates for the Board. In 2010, Russell Reynolds Associates, Inc. recommended Kevin M. Warren and Anré D. Williams. In 2011, Spencer Stuart, Inc. recommended James W. Griffith, and James Drury Partners recommended Daniel J. Brutto. The Corporate Governance and Nominating Committee evaluated Messrs. Warren, Williams, Griffith and Brutto and found that they were all desirable additions to the Board, especially in light of their diverse executive experience and extensive operational and international perspectives. The Committee recommended and the Board elected Messrs. Warren and Williams in August 2010. Messrs. Griffith and Brutto were considered and elected to the Board in early 2012.

Leadership development, including succession planning, has long been a priority of our senior executive team, as we recognize the importance of identifying and developing candidates for the full range of management positions. This is reflected in the fact that the individual performance goals of our senior executive officers, including the CEO, over the last several years have included leadership development and/or succession planning as a significant element of annual incentive compensation. See “Compensation Discussion and Analysis — Annual Cash Incentives — Personal Objectives-Based Annual Cash Incentive (O Factor)” below. The CEO oversees the leadership development efforts by the named executive officers other than the CEO, and the Board oversees the leadership development efforts by the CEO. The Company has a rigorous process for reviewing succession plans for the CEO as well as all other elected officers and select senior leadership roles. These plans are reviewed, updated and approved annually by the Board. After discussing succession plans for the office of CEO with Mr. Speer and also in executive sessions, the Board has a succession plan in place for the office of CEO. In addition, the Company has built a pipeline of qualified potential candidates for executive vice presidents, senior vice presidents, vice presidents, group presidents and general managers.

Director Election

Our by-laws provide for the election of directors in uncontested elections by majority vote. Under this majority vote standard, each director must be elected by a majority of the votes cast with respect to that director. For this purpose, a majority of the votes cast means that the number of shares voted “for” a director exceeds the number of shares voted “against” that director. In a contested election, directors will be elected by a plurality of the votes represented in person or by proxy at the meeting. An election is contested if the number of nominees exceeds the number of directors to be elected. Whether an election is contested or not is determined ten days in advance of when we file our definitive proxy statement with the SEC. This year’s election is uncontested, and the majority vote standard will apply.

If a nominee who is serving as a director is not elected at an annual meeting, Delaware law provides that the director would continue to serve on the Board as a “holdover director” until his or her successor is elected. Our Corporate Governance Guidelines, however, require any nominee for director who fails to receive a majority of the votes cast for his or her election to tender his or her resignation. The Corporate Governance and Nominating Committee of the Board will consider the resignation and recommend to the Board whether to accept or reject it. In considering the resignation, the Committee will take into account such factors as any stated reasons why stockholders voted against the election of the director, the length of service and qualifications of the director, the director’s contributions to the Company and our Corporate Governance Guidelines. The Board will consider the Committee’s recommendation, but no director who failed to receive a majority of the votes cast will participate. We will disclose the results of the Committee’s review within 90 days of such annual meeting. At our 2011 Annual Meeting, each director received a majority of the votes cast for his or her election.

Director Compensation

Annual Retainer and Chair Fees

In 2011, the annual cash retainer for non-employee directors was $135,000. Effective May 6, 2011, the Board established a lead director retainer fee and approved an increase in the Audit, Compensation, Corporate Governance and Nominating, and Finance Committee Chair fees for non-employee directors as follows: lead director retainer fee, $20,000; Audit and Compensation Committee Chair fees, $20,000; and Corporate Governance and Nominating and Finance Committee Chair fees, $10,000. The Executive Committee chair fee remained at $5,000. Non-employee directors are given the opportunity to elect annually to receive all or a portion of their annual retainer and chair fees in an equivalent value of ITW common stock pursuant to our Illinois Tool Works Inc. 2011 Long-Term Incentive Plan (the “Long-Term Incentive Plan”). The number of ITW shares to be issued to a director is determined by dividing the dollar amount of the fee subject to the election by the fair market value of ITW common stock on the date the fee otherwise would have been paid in cash.

Directors’ Deferred Fee Plan

Non-employee directors can defer receipt of all or a portion of their annual retainer and chair fees until retirement or resignation. Deferred fee amounts are credited with interest quarterly at current rates. A director can also elect to defer receipt of the ITW common stock to be received in lieu of a cash payment, in which case the deferred shares are credited as stock units to an account in the director’s name. The account receives additional credit for cash dividends and is adjusted for stock dividends, splits, combinations or other changes in ITW common stock upon retirement, resignation or a corporate change (as defined in our Long-Term Incentive Plan), with any fractional shares paid in cash.

ITW Common Stock

The Company grants stock to its non-employee directors under our Long-Term Incentive Plan, which links this element of compensation to our long-term performance. Under our director compensation program, non-employee directors serving in 2011 received an annual stock grant equivalent in value to approximately $65,000, or 1,164 shares of stock.

Phantom ITW Stock

To tie a further portion of their compensation to our long-term performance, non-employee directors of the Company are awarded 1,000 units of phantom stock upon first becoming a director.

The value of each unit equals the market value of one share of ITW common stock. Additional units are credited to a director’s phantom stock account in an amount equivalent to cash dividends paid on ITW stock. Accounts are adjusted for stock dividends, stock splits, combinations or similar changes. A director is eligible for a cash distribution from his or her account at retirement or upon approved resignation. Directors may elect to receive their phantom stock distribution in either a lump sum or in up to ten annual installments. Directors receive the value of their phantom stock accounts immediately upon a change in control.

Director Compensation in Fiscal Year 2011

The following table summarizes the compensation for our directors who served during 2011.

Name(1)	Fees Earned or Paid in Cash ($)(2)(3)	Stock Awards ($)(4)	Total ($)
Marvin D. Brailsford(5)	$47,102	$64,963	$112,065
Susan Crown	$140,000	$64,963	$204,963
Don H. Davis, Jr.	$135,000	$64,963	$199,963
Robert C. McCormack	$143,314	$64,963	$208,277
Robert S. Morrison	$156,570	$64,963	$221,533
James A. Skinner	$151,628	$64,963	$216,591
David B. Smith, Jr.	$135,000	$64,963	$199,963
Pamela B. Strobel	$153,314	$64,963	$218,277
Kevin M. Warren	$135,000	$64,963	$199,963
Anré D. Williams	$135,000	$64,963	$199,963

(1)	David B. Speer is not included in this table since he does not receive any compensation for his service as a director.

(2)	The following directors elected to convert some or all fees earned in 2011 to shares of ITW common stock and to defer receipt of those shares:

Name	Fees Deferred in 2011	Number of Shares
Marvin D. Brailsford	$23,551	418
Susan Crown	$70,000	1,340
Don H. Davis, Jr.	$135,000	2,585
Robert S. Morrison	$156,570	3,019
James A. Skinner	$151,628	2,911
Pamela B. Strobel	$153,314	2,940

(3)	In addition to the $135,000 annual retainer, includes lead director and committee chair fees prorated where applicable ($5,000 for Ms. Crown; $8,314 for Mr. McCormack; $21,570 for Mr. Morrison; $16,628 for Mr. Skinner; and $18,314 for Ms. Strobel).

(4)	Each director serving in 2011 received an annual stock grant of 1,164 shares equivalent in value to approximately $65,000. In addition, as of December 31, 2011, the directors’ phantom stock accounts had phantom stock unit balances as follows: Ms. Crown, 5,193; Mr. Davis, 2,486; Mr. McCormack, 5,193; Mr. Morrison, 2,386; Mr. Skinner, 2,320; Mr. Smith, 1,054; Ms. Strobel, 1,112; Mr. Warren, 1,034 and Mr. Williams, 1,034.

(5)	Mr. Brailsford retired from the Board on May 6, 2011.

Ownership of ITW Stock

Directors and Executive Officers

The following table shows the amount of ITW common stock beneficially owned by the directors, the named executive officers, and all directors and executive officers as a group as of December 31, 2011, except as otherwise noted. The “named executive officers” are our Chief Executive Officer, our Chief Financial Officer and the next three most highly-compensated executive officers who were serving at the end of the last fiscal year (based on total compensation, less the increase in pension value and nonqualified deferred compensation earnings). The “percent of class” calculation is based on 483,608,049 shares of ITW common stock outstanding as of December 31, 2011.

Beneficial ownership is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. In general, beneficial ownership includes any shares a director or executive officer can vote or transfer and stock options and restricted stock units that are currently vested or that become vested within 60 days. Except as otherwise noted, the stockholders named in this table have sole voting and investment power for all shares shown as beneficially owned by them.

The number of the directors’ phantom stock units disclosed in the table represents an equivalent number of shares of ITW common stock as of December 31, 2011. Phantom stock units are not transferable and have no voting rights. The units are not included in the “percent of class” calculation.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned		Phantom Stock Units	Percent of Class
Directors (other than Executive Officers)
Daniel J. Brutto(1)	1,694		1,000	*
Susan Crown	44,521	(2)	5,193	*
Don H. Davis, Jr.	41,211		2,486	*
James W. Griffith(3)	2,000		1,000	*
Robert C. McCormack	14,549,092	(4)	5,193	3.0%
Robert S. Morrison	70,995		2,386	*
James A. Skinner	23,592		2,320	*
David B. Smith, Jr.	119,887	(5)	1,054	*
Pamela B. Strobel	17,195		1,112	*
Kevin M. Warren	3,852		1,034	*
Anré D. Williams	4,915		1,034	*
Named Executive Officers
David B. Speer	2,346,192	(6)	—	*
Ronald D. Kropp	288,879	(7)	—	*
David C. Parry	284,561	(8)	—	*
E. Scott Santi	468,868	(9)	—	*
Thomas J. Hansen	1,011,261	(10)	—	*
			—	*
Directors and Executive Officers as a Group (28 Persons)	21,827,993	(11)	23,812	4.5%

*	Less than 1%

(1)	Includes Mr. Brutto’s holdings as of February 10, 2012, the date he became a director.

(2)	Includes (a) 4,000 shares owned by Ms. Crown’s spouse, as to which she disclaims beneficial ownership; and (b) 4,000 shares held in trusts of which Ms. Crown’s children are beneficiaries, as to which she disclaims beneficial ownership.

(3)	Includes Mr. Griffith’s holdings as of March 1, 2012, the date he became a director.

(4)	Includes (a) 800 shares owned in a trust, as to which Mr. McCormack shares voting and investment power with The Northern Trust Company; (b) 9,690,514 shares owned in 8 trusts, as to which Messrs. McCormack and Harold Smith, one other individual, and The Northern Trust Company are trustees and share voting and investment power; (c) 12,550 shares owned in a limited partnership in which Mr. McCormack owns 99% of the limited partnership units; (d) 3,515,470 shares owned in 4 trusts, as to which Mr. McCormack, two other individuals and The Northern Trust Company are trustees and share voting and investment power (all of these shares are pledged to secure lines of credit); and (e) 1,329,758 shares owned in two limited partnerships, in which Mr. McCormack has a beneficial interest through trust ownership of the limited partnership units.

(5)	Includes (a) 102,901 shares owned jointly with Mr. Smith’s spouse (all of which are pledged to secure lines of credit); (b) 14,986 shares held in trusts of which Mr. Smith’s children are beneficiaries, as to which he disclaims beneficial ownership; and (c) 2,000 shares owned in two trusts as to which Mr. Smith shares voting and investment power.

(6)	Includes (a) 2,014 shares allocated to Mr. Speer’s account in the ITW Savings and Investment Plan; (b) 2,081,722 shares covered by options exercisable within 60 days; and (c) 94,533 performance restricted stock units which vest within 60 days.

(7)	Includes (a) 270,636 shares covered by options exercisable within 60 days; and (b) 16,324 performance restricted stock units which vest within 60 days.

(8)	Includes (a) 1,083 shares allocated to Mr. Parry’s account in the ITW Savings and Investment Plan; (b) 268,195 shares covered by options exercisable within 60 days; and (c) 15,256 performance restricted stock units which vest within 60 days.

(9)	Includes (a) 3,273 shares allocated to Mr. Santi’s account in the ITW Savings and Investment Plan; (b) 423,463 shares covered by options exercisable within 60 days; and (c) 28,770 performance restricted stock units which vest within 60 days.

(10)	Includes (a) 953,569 shares covered by options exercisable within 60 days; and (b) 35,962 performance restricted stock units which vest within 60 days.

(11)	Includes (a) 6,325,608 shares covered by options exercisable within 60 days; (b) 334,578 restricted stock units and performance restricted stock units which vest within 60 days; and (c) 3,628,865 shares pledged as security.

Other Principal Stockholders

The following table shows, as of December 31, 2011, the only stockholders that we know to be beneficial owners of more than 5% of ITW common stock. See “Certain Relationships and Related Transactions” for a description of the commercial banking services provided by The Northern Trust Company and its subsidiaries to the Company and the amount paid by the Company for these services.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percent of Class
The Northern Trust Company	47,599,863	(1)	9.9%
50 South LaSalle Street
Chicago, IL 60603
Harold B. Smith	35,219,830	(2)	7.3%
c/o Illinois Tool Works Inc.
3600 West Lake Avenue
Glenview, IL 60026

(1)	The Northern Trust Company and its affiliates act as sole fiduciary or co-fiduciary of trusts and other fiduciary accounts that own an aggregate of 47,599,863 shares. They have sole voting power with respect to 18,121,802 shares and shared voting power with respect to 27,995,122 shares. They have sole investment power with respect to 6,756,414 shares and shared investment power with respect to 33,399,305 shares. This information was provided in a Schedule 13G/A filed with the SEC on February 14, 2012. In addition, The Northern Trust Company holds in other accounts, but does not beneficially own, 34,125,115 shares, resulting in aggregate holdings by The Northern Trust Company of 81,724,978 shares, or 16.9%.

(2)	Includes (a) 3,542 shares directly owned; (b) 22,853,411 shares owned in 11 trusts, one family limited partnership, and one limited liability company as to which Mr. Smith shares voting and investment power with The Northern Trust Company and others (all 22,853,411 of these shares are pledged to secure lines of credit); (c) 2,032,322 shares owned in 15 trusts as to which Mr. Smith shares voting and investment power (1,508,592 of these shares are pledged to secure lines of credit); (d) 9,690,514 shares owned in 8 trusts as to which Messrs. Smith and McCormack and The Northern Trust Company are trustees with a third individual and share voting and investment power; (e) 636,368 shares owned in a revocable trust; and (f) 3,673 shares owned by a charitable foundation of which Mr. Smith is a director.

Section 16(a) Beneficial Ownership

Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that the Company’s executive officers, directors and greater than 10% stockholders file reports of ownership and changes of ownership of ITW common stock with the SEC and the NYSE. Based on a review of copies of these reports provided to us during fiscal 2011 and written representations from executive officers and directors, we believe that all filing requirements were timely met during 2011.

Availability of Form 10-K and Annual Report

The Company is providing its annual report and its Annual Report on Form 10-K to stockholders who receive this proxy statement. The Company will provide copies of these reports to brokers, dealers, banks, voting trustees and their nominees for the benefit of their beneficial owners of record. Additional copies of this proxy statement, the annual report and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 are available without charge upon written request to Illinois Tool Works Inc., 3600 West Lake Avenue, Glenview, IL, 60026, Attention: Secretary. You may also review the Company’s SEC filings by visiting the Company’s website at www.itw.com.

Compensation Discussion and Analysis

Executive Summary

The Company emphasizes a total compensation approach in establishing individual executive compensation levels, with each element of compensation serving a specific purpose. In addition to paying a competitive base salary, we use a mix of different performance-based elements of compensation that reward different aspects of both Company and individual performance. The Company’s executive compensation program consists primarily of three elements: short-term cash compensation (base salaries and annual cash incentives), long-term incentive compensation (stock options, restricted stock units and cash), and retirement benefits, as illustrated below:

Component	Objective	Alignment with Shareholder Value Creation

Annual Cash Compensation

• Base Salary	• Provide a base wage that is competitive to attract and retain highly qualified leaders • Reflective of individual performance, experience, and scope of responsibility

• Annual Incentive (“P&O”)	• Motivate executives to achieve annual business and individual goals	Focused on income growth and individual objectives designed to deliver strategic business imperatives

Long-Term Incentives

• Stock Options	• Motivate executives to make decisions that focus on long-term stockholder value • Retain highly qualified leaders	Award value based on sustained long-term growth in ITW stock price
• Performance- Based RSUs		Uses EPS metric and payout based on sustained long-term growth in ITW stock price
• Cash: Company-wide Growth Plan (“CGP”)		Focused on Return on Invested Capital and Revenue Growth

Retirement Plans

•	Two retirement savings plans: a 401(k) plan and a nonqualified deferred compensation plan
•	Two pension plans: a qualified pension plan and a nonqualified pension plan to restore benefits otherwise lost due to IRS limitations on qualified plan compensation

Other Programs

•	Severance Policy: Two times annual cash compensation (base salary plus average annual incentive) upon termination after change in control
•	Employment Agreements/Perquisites: No perquisite programs or individual employment agreements for elected officers

We believe that our compensation structure motivates our employees to achieve the highest levels of operating results. ITW achieved very strong operating results in 2011 versus 2010 as the Company focused on growth in both developed and emerging markets. The Company’s 2011 operating revenues of $17.8 billion compares to $15.4 billion in 2010 and $13.6 billion in 2009, and represents an increase of 15.4% versus 2010, with organic, or base, revenues contributing 7.5% growth. Operating margins for 2011 were 15.4%, compared to 14.6% in 2010 and 10.2% in 2009. In addition, return on average invested capital, or ROIC, totaled 16.8% for 2011, compared to 14.6% for 2010 and 10.6% for 2009. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2011 Annual Report on Form 10-K for a reconciliation of base revenues to total revenues and a calculation of ROIC. Based on the Company’s forecast assumptions at the beginning of 2011, ITW achieved higher-than-expected revenue growth in a number of business platforms, including welding, test and measurement and transportation, although the construction and food equipment platforms did not perform as well as expected largely due to continued sluggishness in the North American residential and commercial construction categories and lower-than-expected capital expenditures from customers in the food equipment category. Throughout its history, the Company has remained committed to a stable financial profile. In 2011, the Company maintained a strong balance sheet and solid credit ratings. As a multi-industrial, global manufacturer, ITW continued to diversify its geographic footprint in 2011, with more than half of the Company’s revenues originating from outside of the United States.

The Company’s decentralized operating style enables our business managers to make decisions in light of local end market conditions and customer needs. Our executive management is responsible for ensuring that these decisions are carried out in accordance with our values and expectations for the near and long term and are, in general, in the best interests of our stockholders.

Our target pay mix is intended to create a strong correlation between corporate and business unit performance and the executive’s pay. The compensation elements based on corporate or business unit performance include our annual cash incentive, long-term cash incentive, and equity incentives. The largest single element of pay is delivered through equity awards with multi-year vesting schedules to align the interests of our executive officers with the long-term interests of the Company and its stockholders. The following table illustrates the allocation of our total direct compensation opportunity at target levels for 2011 between fixed and variable elements, as well as between short- and long-term elements.

	% of Total Target Compensation* Allocated to Base Salary (%)	% of Total Target Compensation* Allocated to “At-Risk” Short-Term and Long-Term Incentives
		Annual Cash Incentive (%)	Long-Term Cash Incentive (%)	Long-Term Equity Incentives (%)
David Speer, CEO	10.6%	16.9%	14.5%	58.0%
Average for the Other Named Executive Officers	12.3%	19.6%	13.6%	54.5%

*	Total target compensation as used in the table above is the sum of base salary, target annual cash incentives and the grant date fair value of long-term equity incentives.

The Compensation Committee and management regularly review best practices related to executive compensation. In addition, we have responded to both the economic environment and new government regulations. Recent examples of actions taken related to our named executive officers’ compensation are:

•	Base Salary

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For 2011, our chief financial officer, or CFO, received a salary increase of 8.2% to better reflect competitive pay levels of CFOs in our peer group; our other named executive officers received salary increases in the range of 2% to 4%.

•	Annual Incentive Plan

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In 2011, the payment provisions upon a change in control of the Company were changed for awards made after March 1, 2011. First, payment will now only occur following both a change in control and termination of employment (a “double-trigger”) for awards that are continued or replaced, and second, the payment amount was reduced to payment at Target (or actual achievement, if greater) from payment at Maximum award levels.

•	Long-Term Incentive Plan

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In 2010, we added an annual cash-based company-wide growth plan component with performance goals that extend over three-year cycles based 50% on ROIC and 50% on revenue. For 2012, in order to better reflect our emphasis on profitable growth, the performance goals for the company-wide growth plan awards are based 60% on ROIC and 40% on revenue.

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Effective in 2011, we amended the plan to require a “double trigger” rather than a single trigger for payment after a change in control for awards that are replaced or continued, prohibit the Company’s purchase of underwater options, provide that awards are subject to any Company policy regarding the recovery of erroneously awarded incentive-based compensation, add a 10-year term limit on SARs, provide that interest/dividends on shares subject to outstanding grants are subject to the same vesting and performance requirements as the underlying grant, add a minimum 3-year vesting on restricted full-value stock awards (1-year if performance based), and change the plan name to the 2011 Long-Term Incentive Plan.

•	Policies

¡	In 2010, we adopted an anti-hedging policy on Company stock applicable to key employees and directors;

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In 2011, we adopted an incentive payment recoupment policy (a “clawback policy”) and increased the guideline for stock ownership for our chief executive officer, or CEO, to six times base salary from five; and

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Effective in 2011, created a double trigger change-in-control severance policy by providing our elected officers severance at two-times annual cash compensation (base salary plus average annual incentive) upon an actual or constructive termination following a change in control, with no tax gross-ups.

•	Retirement Benefits and Perquisites:

¡	In 2010, we eliminated the above-market interest returns on prospective deferrals under our nonqualified deferred compensation program; and

¡	Our executives have received no perquisites since 2008.

•

The Compensation Committee engaged an independent advisor, Frederic W. Cook & Co., Inc. (“Cook”), to work on its behalf in cooperation with management to review ITW’s executive compensation program, confirm appropriateness of our comparison (peer) companies, and assess our compensation governance process.

•

With Cook, we reviewed our programs and believe that our compensation programs and policies are not designed to encourage our employees to take unnecessary or excessive risks that could harm the long-term value of the Company.

•

Response to 2011 “Say on Pay” advisory stockholder vote: at our 2011 Annual Meeting, our stockholders approved the compensation of our named executive officers with 97.2% of the total votes cast in favor of our executive compensation.

•

The Company’s recommendation in 2011 that the advisory vote on our executive compensation take place annually was approved, on an advisory basis, by our stockholders, and the Board therefore intends to hold an advisory vote to approve the Company’s executive compensation annually.

We believe these changes reflect good corporate governance in our compensation policies while continuing to recognize and reward superior company, operational and individual performance. The Compensation Committee has conducted a review of its practices and the executive compensation of our senior officers pursuant to its normal review process, considered the voting results of our Say on Pay proposal and determined that no material changes were necessary for our executive compensation policies and practices in 2012.

In making its executive compensation decisions and recommendations, the Compensation Committee is guided by the following factors:

•	Our compensation philosophy;

•	Compensation comparisons from a peer group of diversified multinational industrial companies; and

•	Management’s contribution to our short- and long-term growth.

See “Board of Directors and Its Committees — Compensation Committee” for more information about the function of the Compensation Committee.

Compensation Philosophy

Our executive compensation philosophy is designed to deliver competitive total compensation, upon the achievement of individual and/or corporate performance objectives, which will attract, motivate and retain leaders who will drive the creation of stockholder value. It is reflective of our overall operating philosophy and is based on the following key elements:

•	Total pay targeted at market median over the long-term:

¡	Above-median pay for above-median performance;

¡	Below-median pay for below-median performance; and

¡	Less weighting to fixed base salaries and more weighting to short- and long-term performance-based incentive programs.

•	Amount of short- and long-term pay at risk increases with responsibility and influence.

•	Pay for performance through short-term incentive, linking pay to individual and business unit performance.

•	Increased long-term incentive portion of “pay-at-risk”, aligns executive and stockholder interests by influencing decisions that help ensure the long-term growth and health of ITW.

Peer Companies

We have established a group of comparable companies, which we refer to as the peer group, to benchmark executive pay and provide competitive market data to be used in establishing and recommending each element of compensation. The peer group was selected using the following criteria:

•	Companies that are within a reasonably similar size range in various measures, such as revenue, operating income, total assets, total equity, employees, and market cap;

•	Companies with comparable financial characteristics that investors view similarly, such as multinational, diversified, and industrial;

•	Companies that compete for the same customers with similar products/services; and

•	Companies with whom we may compete for executive talent.

Every year the Compensation Committee reviews the peer group to ensure the appropriateness of the companies in the group. After receiving Cook’s report of its review in early 2011, the Compensation Committee determined to make no changes to the group, and the following 18 companies were retained as the peer group:

3M Company	Eaton Corporation	Masco Corporation
Caterpillar Inc.	Emerson Electric Company	Parker-Hannifin Corporation
Cooper Industries Ltd.	Honeywell International Inc.	Textron Inc.
Danaher Corporation	Ingersoll-Rand Company Ltd.	TRW Automotive Holdings Corporation
Deere & Company	ITT Corporation	Tyco International Ltd.
Dover Corporation	Johnson Controls, Inc.	United Technologies Corporation

The revenue median (as of the latest fiscal year end) of the peer group is $16.17 billion, and the median net income is $1.49 billion.

The nature of the Company’s decentralized and diverse lines of business presents challenges in identifying similar organizations for comparison purposes; however, we believe that the peer group selected provides relevant comparisons. While peer group data is not directly used to set any particular element of compensation, the Compensation Committee believes that in order to attract, retain and motivate our named executives, compensation levels for these executives should be considered against the median peer group level over the long term.

Management’s Contributions to Our Growth

The Company’s decentralized structure allows us to enable business managers to make decisions in light of local end market conditions and customer needs. It is also an important element in developing and retaining our senior managers and in creating high job satisfaction. Our business managers are empowered to make the decisions necessary to serve their customers and grow their businesses and are accountable for their results. Our compensation philosophy supports this business model by emphasizing appropriate performance incentive programs. For example, business managers who grow operating income or achieve personal objectives through innovation are rewarded through the annual incentive program. Our executive management’s role is to ensure that these decisions are carried out in accordance with our values and expectations for the near and long term and are, in general, in the best interests of our stockholders.

Compensation Decisions and Individual Compensation Levels

There are no material differences in the policies and decision processes used in setting compensation for the CEO and the other named executive officers. However, the different levels of compensation for the named executive officers as shown in the Summary Compensation Table of this proxy statement reflect internal factors such as each executive’s scope of responsibility, impact on profitable growth, breadth of experience and length of Company service, as well as external market data from the peer group. On an annual basis, the CEO reviews the total compensation of senior executives and makes recommendations to the Compensation Committee based on his assessment of each executive’s individual performance and the peer group compensation information. The Compensation Committee makes recommendations to the independent directors regarding the CEO’s compensation based on an assessment of the CEO’s performance and data relative to compensation of CEOs of the peer group. The Compensation Committee believes that it is appropriate to benchmark the levels of base salary, annual incentive, and longer-term incentives of our CEO to the total compensation being provided to CEOs of our peer group.

Use of Discretion in Setting Compensation

The Company’s compensation programs recognize the importance of ensuring that discretion is provided to the CEO and Compensation Committee in determining compensation levels and awards. In setting base salaries and cash incentive award maximums, and in determining grants of longer-term equity awards, the CEO and Compensation Committee use judgment to align compensation with both external data and individual responsibilities, potential and achievement.

Role of Compensation Consultants

Cook is the Committee’s independent compensation consultant. In 2011, Cook provided analysis and advice on the compensation of the CEO, the CFO and the Vice Chairmen. To support the Committee’s annual review of our executive compensation, Cook conducted a marketplace review of the compensation we pay to our executive officers. Cook provided the Committee with relevant market data and alternatives to consider when making compensation decisions for the executive officers. Cook benchmarked our compensation against our peer companies. Towers Watson & Co. and Aon Hewitt also provided general industry market data to management which the Compensation Committee used as an additional reference. Cook also performed a look-back review of pay and performance compared to our peers and, in 2010, assisted the Committee in its review of the Illinois Tool Works Inc. 2011 Cash Incentive Plan, Long-Term Incentive Plan, Change in Control Severance Compensation Policy and Incentive Compensation Recoupment Policy for senior management. Further, Cook reviewed the “Compensation Discussion and Analysis” and “Executive Compensation” sections prior to inclusion in this proxy statement.

Base Salary

In determining base salary, the CEO and the Compensation Committee consider the size and scope of the executives’ responsibilities, the executive officers’ past experience, performance, future potential and the median base salary of similar positions at our peer group companies. The Compensation Committee believes that the median base salary is an appropriate general reference point to use for encouraging solid performance. Base salaries are reviewed annually, and adjustments are intended to recognize an executive officer’s performance and contributions over the prior year, as well as any significant changes in duties or scope of responsibility. Adjustments to base salary also take into account peer group information and the officer’s total compensation.

We have a common annual review process beginning in December and concluding in February for base salary and incentive compensation for all of our senior executive officers. This process allows the Compensation Committee and the CEO to review base compensation and discuss recommended changes considering individual contributions to overall financial and operating results for the year and to set objectives for the upcoming year.

The Compensation Committee increased the CEO’s base salary by 3% effective January 1, 2011. For the other named executive officers, management recommended base pay increases that ranged between 2% and 8.2%. Elected officers other than Mr. Kropp received base salary increases that ranged between 0% and 4%. Mr. Kropp received an 8.2% increase to better reflect competitive market pay levels of other CFO’s in our peer group. The Compensation Committee accepted management’s recommendations, and these base salary increases were effective January 1, 2011.

Annual Cash Incentives

We believe that managers generally should be rewarded for contributions to overall financial success measured by income growth of their businesses, their group or the Company as a whole, as well as for individual accomplishments that contribute to the longer-term health of the business. Achieving our annual business and financial objectives is important to executing our business strategy, and thus, delivering long-term value to stockholders.

Annual cash incentive awards for 2011 were made pursuant to stockholder-approved performance metrics under the ITW Executive Incentive Plan. The Compensation Committee considers recommendations from the CEO and approves annual cash incentives for our executive officers. The Compensation Committee determines and recommends for approval by the independent directors the award amount for the CEO.

The plan is designed around two elements: income performance (the “P” factor) and personal objectives (the “O” factor). The P factor weighting is 60% of each named executive officer’s potential award opportunity. The remaining 40% is based on the O factor objectives. In addition, the weighting of the P factor for operating executives is based 33% on corporate results (Company as a whole) and 67% on the results of their respective businesses. These weightings are intended to emphasize the financial performance element and reinforce the importance of collaborating across businesses. Prior to 2011, the CEO and CFO were the only named executive officers whose P factor weighting was based entirely on corporate results. For 2011, the P factor weighting for the Vice Chairmen was changed to be based entirely on corporate results.

Participation in our Executive Incentive Plan is limited to those who have an impact on the profitable growth of the business or who have significant responsibility for a major element of business growth. The P factors are recommended by management and must be approved by the Compensation Committee annually. The individual O factors for the CEO are established by the Compensation Committee annually, and the individual O factors for each other named executive officer are recommended by the CEO and must be approved by the Compensation Committee.

Maximum award limits are applicable to both portions of the award. Individual award maximums, expressed as percentages and applied to year-end base salary, are determined in accordance with the executive’s level of responsibilities and accountability. Both the P and O factors have a payout range of 0% to 100% of the maximum for the named executive officers. Although we generally do not establish any specific target or prescribed value in relation to the peer group, comparisons are made to median annual cash incentive levels in the peer group compensation data. The Company’s annual cash incentives are variable and structured to provide awards above the median levels only upon the achievement of exceptional financial results and individual performance objectives. Payments under the plan are made following the end of the fiscal year after approval by the Compensation Committee.

Income-Based Annual Cash Incentive (P Factor)

For 2011, the P factor was based on year-over-year income growth. Current year income was compared to the prior year to measure the percentage of increase. Elected officers earn a payment according to the scale below.

2011 Income Achievement vs. Prior Year	P Factor Award (% of Maximum)
115%	100%
110%	90%
105%	82.5%
100%	75%
95%	65%
90%	57%
85%	47%
80%	34%
Below 80%	0%

The 2011 P factors for the named executive officers were based entirely on the 2011 income from continuing operations of the Company as a whole. The following table shows the income levels in connection with the determination of the P factor award for the named executive officers:

2010 Corporate Income Levels (Millions)	2011 Corporate Income Levels (Millions)(1)	% of Achievement	P Factor Award (% of Maximum)
$ 1,452.4	$1,797.8	123.7%	100.0%

(1)	For 2011, income from outside of North America was based on the thirteen-month period from December 1, 2010 to December 31, 2011, adjusted by a factor of 12/13, as the Company changed its reporting period end-date for international units outside of North America to December 31 from November 30. For purposes of determining the P factor achievement level for 2011, the Compensation Committee determined to deduct from 2011 income from continuing operations a gain of $165.9 million resulting from an Australian tax matter.

Personal Objectives-Based Annual Cash Incentive (O Factor)

The O factors represent the personal objectives element of the annual cash incentive awards, and are more subjective than P factors. In early 2011, each executive submitted in writing his proposed O factor objectives and relative weightings. Each named executive other than the CEO discussed his proposed objectives and weightings with the CEO. The CEO used his judgment of each executive’s role and responsibilities, as well as the strategic goals of the Company, to review and approve the objectives before recommending them to the Compensation Committee. The Compensation Committee discussed these recommendations with the CEO prior to final approval. The CEO discussed his proposed O factor objectives and weightings for 2011 with the Compensation Committee. The Compensation Committee used its judgment and understanding of the strategic goals of the Company to review and approve the objectives and weightings of the CEO.

The following is a description of the 2011 objectives and weightings as approved by the Compensation Committee. Mr. Speer’s objectives focused on leadership development and succession planning (50%), business/cost structure review (30%), and strategic planning (20%). Mr. Kropp’s objectives focused on organization structure (30%), various business reviews (20%), business/cost structure review (30%), and leadership development (20%). Mr. Hansen’s objectives focused on business strategy (30%), business/cost structure review (30%), succession planning (15%), and portfolio management (25%). Mr. Santi and Mr. Parry’s objectives focused on leadership development and succession planning (30%), strategic planning (25%), emerging markets (15%), and business structure/cost review (30%).

Following the end of the year, each named executive submitted a written self-appraisal with his own assessment of the level of achievement reached in 2011, expressed as a percentage, for each of his personal objectives. The self-appraisals of the named executives other than the CEO were reviewed by the CEO, and the CEO had collaborative discussions with each of these executives. The CEO used his judgment of each executive’s performance against the objectives, considering completion of objectives, relative weightings and the quality of the work performed, to reach his assessment of the achievement levels prior to submitting them for final approval by the Compensation Committee. Any adjustments made by the CEO to the self-scored achievement levels for 2011 were not material. The self-appraisal of the CEO for 2011 was reviewed by the

Compensation Committee, which held collaborative discussions with the CEO and used its judgment of the CEO’s performance against his objectives to reach its assessment of the achievement levels. The Compensation Committee accepted Mr. Speer’s recommendation of 84% achievement. The independent directors approved the Compensation Committee’s recommendation. There were no pre-determined factors that were considered by the CEO or the Compensation Committee during this process.

The weighting for each objective was multiplied by the relevant achievement level, and the amounts so calculated were totaled to reach the O factor achievement percentage. Based on the Compensation Committee’s determination of the individual 2011 O factor objectives and actual achievements for Mr. Speer, and upon Mr. Speer’s recommendations for the other named executive officers, the following O factor achievement percentages were assigned: 84% for Mr. Speer; 92% for Mr. Kropp; 92% for Mr. Hansen; 90% for Mr. Santi; and 90% for Mr. Parry.

2011 Annual Cash Incentive Total Payouts

The total 2011 awards for the named executive officers ranged from 94% to 97% of the individual maximum award level, and were determined as follows:

Named Executive Officer	Award Maximum	Year-End 2011 Salary	Final P Factor Award (% of Maximum)	Amount	Final O Factor Award (% of Maximum)	Amount	Total Award(1)
David B. Speer	200%	$1,166,990	100.0%	$1,400,388	84.0%	$784,217	$2,184,604
Ronald D. Kropp	200%	$390,000	100.0%	$468,000	92.0%	$287,040	$755,040
Thomas J. Hansen	200%	$525,300	100.0%	$630,360	92.0%	$386,621	$1,016,981
E. Scott Santi	200%	$426,420	100.0%	$511,704	90.0%	$307,022	$818,726
David C. Parry	200%	$412,000	100.0%	$494,400	90.0%	$296,640	$791,040

(1)	These amounts are shown in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.”

The named executive officers may elect to defer 6% to 85% of their annual incentive award to their ITW Executive Contributory Retirement Income Plan (ECRIP) account. ECRIP is further described under “Nonqualified Deferred Compensation” elsewhere in this proxy statement. Also, under the terms of the Long-Term Incentive Plan, an officer may elect to take up to 50% of the award in the form of ITW common stock.

Long-Term Incentives

We believe that ensuring the long-term growth and health of the business is a primary management responsibility. Therefore, a significant portion of an executive officer’s compensation should be directly linked to key metrics, such as EPS, ROIC and revenue growth, and to ITW’s stock performance over time, encouraging decisions that consider the long-term perspective. Long-term incentive awards are granted to executives and other key employees whose positions can truly affect the Company’s long-term performance.

The value of the overall long-term incentive grant to the CEO is determined by the Compensation Committee using its discretion, subject to approval by the independent directors. Awards to the other named executives are recommended by the CEO to the Compensation Committee for approval and are subject to the discretion of the CEO in making the recommendations, as well as of the Compensation Committee in approving the awards. The key factors in determining the awards have been the executive’s position and seniority and the historical grants made to Company executives in similar positions with similar seniority. In addition, although we generally do not establish any specific target or prescribed value in relation to peer groups, comparisons are made to median long-term incentive levels in the peer group compensation data. Because the Compensation Committee and the CEO in their discretion may consider such factors as they deem relevant in determining an executive’s overall award, other factors may cause the award in any given year to differ from historical amounts.

For 2011, the Company awarded stock options, performance-based restricted stock units, or PRSUs, and a long-term cash incentive to the named executive officers. We continue to believe that stock options are an effective incentive for senior executives on a long-term basis because the option loses its value entirely if the price of ITW’s common stock falls below the exercise price. Therefore, half of the total value of the 2011 long-term incentive grant to each named executive officer was in the form of stock options. In summary, the weighting of the total target values of the 2011 long-term incentive stock and cash grants was as follows:

	Stock Options (%)	Performance RSU’s (%)	Long-Term Cash Incentive (%)
David Speer, CEO	50%	30%	20%
Other Named Executive Officers	50%	30%	20%

The Compensation Committee has established specific vesting and expiration provisions associated with termination of employment due to death, disability and retirement, as defined by the Compensation Committee, and forfeiture provisions upon other termination of employment. The Compensation Committee, in its sole discretion, may deem a stock option, RSU, or PRSU award, whether vested or unvested, to be immediately forfeited if the recipient competes with the Company, engages in gross misconduct or conduct that is against the business interests of the Company, or divulges confidential information about the Company to others.

2011 Stock Option Awards

The 2011 stock options vest in equal installments over a four-year period ending in 2015. Stock options are granted with an exercise price equal to the fair market value of the common stock on the date of grant and expire ten years after the grant date. We currently grant only non-qualified stock options because we believe that the tax benefits to the Company of non-qualified stock options outweigh the potential tax benefits to the named executive officers of incentive stock options.

2011 PRSU Awards

PRSUs vest three years from the date of grant, subject to the achievement of the performance goal set at the beginning of the performance period. PRSUs are granted based on the fair market value of one share of common stock on the date of grant.

For PRSUs granted in 2011, the performance goal is based on cumulative EPS from continuing operations over a three-year performance period (2011 through 2013) based on a sliding scale. The target is $7.50 cumulative EPS over the three-year performance period, and the achievement of the target will result in a payout of the maximum number of shares subject to the PRSU. If less than $5.50 cumulative EPS is achieved, none of these PRSUs will vest. If EPS growth is at or above the $5.50 threshold but below the $7.50 target, a portion of the awards will vest in proportion to the level of EPS achieved.

2011 Long-Term Cash Awards

For 2011, the Company awarded an annual long-term cash incentive with a three-year performance cycle, called the Company-wide Growth Plan, or “CGP”. The total compensation of our executives and the mix of compensation components of our executives relative to the peer group were considerations in setting the target award amounts. In 2011, elected officers, other officers reporting to the CEO, and group presidents, being the executives who are closest to the business in our decentralized structure and who have the biggest impact on operating performance, were eligible to receive CGP awards. The target amount of the award for 2011 was 20% of the total value of the Long-Term Incentive Plan award.

The performance goal for the 2011 CGP cash grant is based 50% on average return on invested capital and 50% on compound annual revenue growth over a three-year performance period (2011 through 2013). The payout at the end of the performance period will be based on the following sliding payout scale:

	Average ROIC	Revenue Growth	Payout (as a % of Target)
Maximum	20%	14%	150%
Target	16%	10%	100%
Threshold	8%	3%	50%

For 2012, in order to better reflect our emphasis on profitable growth, the performance goals for the CGP grants are based 60% on ROIC and 40% on revenue.

Timing of Long-Term Incentive Awards

The Compensation Committee meets in February of each year following the Company’s public release of its earnings results for the recently completed fiscal year to consider and act with respect to long-term incentive awards for the executive officers. In 2011, the long-term grants were in compliance with the Long-Term Incentive Plan, including the requirement that stock options may not be granted at less than 100% of the fair market value of ITW’s common stock on the date of grant. The exercise price of the awards granted is based on the closing price of ITW’s stock on the date of grant. We do not time grants for the purpose of enhancing the value of executive compensation.

2011 Plan Changes

In 2010, the Board approved an amendment and restatement of the 2006 Stock Incentive Plan, including a change in the name of the plan to the 2011 Long-Term Incentive Plan, effective for all awards under the plan on or after January 1, 2011. The amendments included provisions to: (i) change the vesting provisions upon a change in control to a double trigger from a single trigger for awards that are replaced or continued in connection with a change in control, (ii) prohibit the purchase of underwater options, (iii) provide that awards under the plan are subject to any

Company policy regarding the recovery of erroneously awarded incentive-based compensation, (iv) restrict dividends and other distributions (other than quarterly cash dividends in the case of awards that are subject only to service-based vesting) on shares subject to unvested restricted stock awards to the same extent that restrictions apply to the underlying awards unless otherwise provided by the Committee, (v) impose a minimum vesting period of three years for restricted stock awards (one year for performance-based stock awards), (vi) impose a maximum term of 10 years for stock appreciation rights, (vii) change the limitation on options that may be granted in any calendar year to a single participant to 1,000,000 from 500,000, and (viii) make other non-material changes relating to plan administration or clarification. The performance factors under the Long-Term Incentive Plan and the award limits for PRSUs were approved by shareholders at the 2011 Annual Meeting.

Perquisites & Other Benefits

In general, we do not provide perquisites to our named executive officers that are not available to other employees. No named executive officer received perquisites during 2011, so no perquisites are disclosed in the Summary Compensation Table.

Stock Ownership Guidelines

We believe that stock ownership is important because it links the interests of Company management and directors with those of our stockholders. Because of the importance of stock ownership, the Board of Directors and the Compensation Committee have adopted stock ownership guidelines for executive officers and directors. The recommended guidelines for stock ownership as a multiple of executive officers’ base salaries and of directors’ annual retainers are as follows: chief executive officer, six times; vice chairmen and executive vice presidents, three times; senior vice presidents, two times; vice presidents, one time; and non-employee directors, four times. The Compensation Committee recommends that an executive officer or non-employee director achieve the applicable ownership level within five years. The achievement of these guidelines is reviewed annually. All named executive officers and directors who have been in their positions for five or more years have either satisfied or exceeded the applicable stock ownership guideline. The Board believes that its stock ownership guidelines are appropriate, reasonable and attainable given the responsibilities and compensation levels of our executive officers and directors and has not imposed a requirement that our executive officers and directors hold their shares for a particular length of time.

All recipients of Company equity-based grants (which group includes key employees and all officers and directors) are subject to our policy against options trading and short sales of ITW stock, as well as trading in derivatives linked to ITW stock.

Financial Restatements

Effective in 2011, we adopted our Incentive Compensation Recoupment Policy (a “clawback policy”). This policy covers all executive officers of the Company subject to Section 16 of the Securities Exchange Act of 1934. Under the policy, the Compensation Committee will require reimbursement of incentives paid to elected officers where the payment was predicated upon the achievement of certain financial results with respect to the applicable performance period that were subsequently the subject of a material restatement other than a restatement due to changes in accounting policy. The amount the Compensation Committee requires to be reimbursed is equal to the excess of the gross incentive payment made over the gross payment that would have been made if the original payment had been determined based on the restated financial results. Further, following a material restatement of our financial statements, we will seek reimbursement of compensation and profits from trading in Company stock received by our Chief Executive Officer and Chief Financial Officer to the extent required under Section 304 of the Sarbanes-Oxley Act of 2002.

Deductibility

Internal Revenue Code Section 162(m) limits the deductibility of compensation in excess of $1,000,000 paid to the CEO and certain other executive officers employed at year-end. Certain performance-based compensation and deferred compensation are not included in the compensation total for purposes of the limit. The Compensation Committee recognizes its obligation to reward performance that increases stockholder value and exercises its discretion in determining whether or not to conform our executive compensation plans to the approach provided for in the Internal Revenue Code. Currently, the annual incentive and long-term incentive compensation for our elected officers, including the named executive officers, is intended to be performance based and therefore should not be subject to the 162(m) deductibility limit.

Executive Compensation

This section of the proxy statement provides information regarding the compensation of our named executive officers.

Summary Compensation Table

Name and Principal Position	Year	Salary(1)	Stock Awards(2)	Option Awards(2)	Non-Equity Incentive Plan Compensation (1)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation (5)	Total
David B. Speer	2011	$1,166,990	$2,224,545	$5,053,697	$2,184,605	$1,751,708	$117,822	$12,499,367
Chairman and Chief	2010	$1,132,492	$2,030,770	$4,439,997	$2,200,000	$1,303,232	$83,620	$11,190,111
Executive Officer	2009	$1,100,000	$2,968,337	$4,440,686	$1,256,640	$624,701	$94,017	$10,484,381
Ronald D. Kropp	2011	$390,000	$623,139	$1,120,497	$755,040	$186,131	$31,970	$3,106,777
Senior Vice President &	2010	$360,339	$284,310	$621,605	$523,987	$123,673	$23,365	$1,937,279
Chief Financial Officer	2009	$350,000	$512,574	$621,696	$307,230	$53,737	$26,105	$1,871,342
Thomas J. Hansen	2011	$525,300	$848,113	$1,525,002	$1,016,981	$1,300,199	$52,986	$5,268,581
Vice Chairman	2010	$514,769	$812,292	$1,776,001	$988,800	$872,550	$33,753	$4,998,165
	2009	$500,000	$1,129,220	$1,776,272	$449,600	$709,559	$42,308	$4,606,959
E. Scott Santi	2011	$426,420	$695,148	$1,250,005	$818,726	$403,799	$42,832	$3,636,930
Vice Chairman	2010	$411,816	$649,858	$1,420,797	$797,632	$219,081	$14,414	$3,513,598
	2009	$399,135	$903,376	$1,421,022	$345,280	$333,754	$32,470	$3,435,037
David C. Parry	2011	$412,000	$556,149	$999,997	$791,040	$599,066	$41,673	$3,399,925
Vice Chairman

(1)	Salary and non-equity incentive plan compensation for 2011 includes amounts deferred by the executive under the Executive Contributory Retirement Income Plan, or ECRIP, or the Savings and Investment Plan. The amount of deferrals in 2011 under the ECRIP for each named executive officer can be found in footnote 1 to the table under “Nonqualified Deferred Compensation” below. The amount of deferrals under the ECRIP in 2010 and 2009 can be found in footnote 4 to the same table. ECRIP deferrals in 2012 of non-equity incentive plan amounts earned in 2011 were as follows: Mr. Speer, $436,921; Mr. Kropp, $45,302; Mr. Hansen, $203,396; Mr. Santi, $81,873; and Mr. Parry, $118,656.

(2)	The Stock Awards column represents PRSUs granted in the relevant year. The assumptions applicable to these valuations can be found in the Notes to Financial Statements — Stock-Based Compensation contained in the Illinois Tool Works Inc. Annual Reports on Form 10-K for the years ended December 31, 2011, 2010 and 2009.

(3)	Represents amounts awarded under our Executive Incentive Plan, based on the executive’s base salary as of December 31 for each year and paid in the following year. Further information regarding this plan and awards thereunder can be found above under “Compensation Discussion and Analysis — Annual Cash Incentives” and below under “Grants of Plan-Based Awards”.

(4)	These amounts include an amount of interest in the applicable calendar year considered to be in excess of market rates credited to the deferred compensation accounts of the named executive officers under the ECRIP, discussed in more detail under “Nonqualified Deferred Compensation” below. When a participant attains “retirement” eligibility at age 55 and 10 years of service, any amounts in his or her ECRIP account deferred prior to January 1, 2010 are entitled to a return of 130% of the monthly Moody’s Corporate Bond Yield Average rate, and the excess interest portion is deemed to be amounts exceeding 100% of such rate. This additional interest credit applies to all eligible plan participants, not just the named executive officers. All amounts deferred after December 31, 2009 accrue interest at 100% of the Moody’s Rate. The individual amounts of pension benefits and excess interest credits are shown in the table below.

Footnote 4 Table

Name	Year	Accrual in Accumulation Plan	Accrual in Nonqualified Plan	Excess Interest Credit on Deferred Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)
David B. Speer	2011	$76,171	$1,542,353	$133,184	$1,751,708
	2010	$73,813	$1,099,335	$130,084	$1,303,232
	2009	$(41,012)	$527,026	$138,687	$624,701
Ronald D. Kropp	2011	$29,923	$147,589	$8,619	$186,131
	2010	$24,874	$83,108	$15,691	$123,673
	2009	$(10,693)	$48,644	$15,786	$53,737
Thomas J. Hansen	2011	$165,276	$1,054,313	$80,610	$1,300,199
	2010	$163,105	$630,712	$78,733	$872,550
	2009	$434,726	$189,999	$84,834	$709,559
E. Scott Santi	2011	$51,982	$336,732	$15,085	$403,799
	2010	$46,836	$157,511	$14,734	$219,081
	2009	$45,473	$272,805	$15,476	$333,754
David C. Parry	2011	$63,689	$492,313	$43,064	$599,066

(5)	For 2011, this number represents Company matching contributions to the ECRIP account or the Savings and Investment Plan based on plan formulas for all participants, as follows: $117,822 for Mr. Speer; $31,970 for Mr. Kropp; $52,986 for Mr. Hansen; $42,832 for Mr. Santi; and $41,673 for Mr. Parry.

Grants of Plan-Based Awards

The table below provides information regarding plan-based awards granted to our named executive officers during fiscal 2011 under the Executive Incentive Plan and the Long-Term Incentive Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)(2)				Estimated Future Payouts Under Equity Incentive Plan (Award)(3)		All Other Option Awards Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/ Sh)(4)	Grant Date Fair Value Of Stock And Option Awards ($)(5)(6)
						Threshold (#)	Target/ Maximum (#)
Name	Grant Date	Plan Type	Threshold ($)	Target ($)	Maximum ($)
David B. Speer	2/11/2011	P&O	$476,136	$1,843,860	$2,334,000	4,300	43,003	324,149	$55.81	$6,224,544
	2/11/2011 4/27/2011	CGP	$800,000	$1,600,000	$2,400,000			114,284	$57.67	$1,053,698
Ronald D. Kropp	2/11/2011	P&O	$159,120	$616,200	$780,0000	1,205	12,046	90,802	$55.81	$1,743,636
	2/11/2011	CGP	$224,100	$448,200	$672,300
Thomas J. Hansen	2/11/2011	P&O	$214,322	$829,974	$1,050,600	1,640	16,395	123,582	$55.81	$2,373,115
	2/11/2011	CGP	$305,000	$610,000	$915,000
E. Scott Santi	2/11/2011	P&O	$173,979	$673,744	$852,840	1,344	13,438	101,297	$55.81	$1,945,153
	2/11/2011	CGP	$250,000	$500,000	$750,000
David C. Parry	2/11/2011	P&O	$168,096	$650,960	$824,000	1,075	10,751	81,037	$55.81	$1,556,146
	2/11/2011	CGP	$200,000	$400,000	$600,000

(1)	The range of potential payouts under the annual incentive (P&O) grants for the named executive officers as set by the Compensation Committee in February 2011 for 2011 performance is set forth in these columns. Since there is no minimum achievement for the O factors, the “threshold” estimated future payout is based on the minimum P factor payout of 34%, which is realized upon achievement of 80% of income performance. “Target” estimated future payout is based on a P factor of 75%, which is realized upon achievement of 100% of income performance, and 85% achievement of the relevant O factors. “Maximum” estimated future payout is based on a P factor payout of 100%, which is realized upon achievement of 115% of income performance, and 100% achievement of the relevant O factors. Actual payments, as approved by the Compensation Committee in February 2012 for achievement of 2011 performance, can be found in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)	The range of potential payouts under the long-term cash incentive grants (CGP) for the named executive officers as set by the Compensation Committee in February 2011 for the three-year period 2011 through 2013 is set forth in these columns.

(3)	The range of potential share distribution under the 2011 PRSU grant for the named executive officers as set by the Compensation Committee in February 2011 for performance through 2013 is set forth in these columns. The threshold estimated future payout is based on achievement of $5.50 cumulative earnings per share over the three-year performance period. The target performance goal is $7.50 cumulative EPS over the three-year performance period, and achievement of the target will result in a payout of the maximum number of shares subject to the PRSU. If cumulative EPS is above the $5.50 threshold but below the $7.50 target, a portion of the awards will vest in proportion to the level of EPS achieved.

(4)	Grant date fair market value was equal to the market closing price on the date of grant.

(5)	Grant date fair value of options granted on 2/11/11 is based on an implied value of $12.34 per share as determined using a binomial valuation technique under Accounting Standards Codification, Topic 718. Grant date fair value of PRSUs is based on the assumption that the performance conditions will have been met.

(6)	Mr. Speer was issued a reload option grant on 4/27/11. Grant date fair value of that option is based on an implied value of $9.22 per share as determined using a binomial valuation technique under Accounting Standards Codification, Topic 718. See footnote 1 to the “Outstanding Equity Awards at Fiscal Year-End 2011” table below for more information about reload options.

Outstanding Equity Awards at Fiscal Year-End 2011

The following table sets forth details, on an award-by-award basis, of the outstanding equity awards held by each named executive officer as of December 31, 2011.

								Stock Awards
		Option Awards						Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units That Have Not Vested
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
David B. Speer	12/10/2004	300,000	(3)	—		$47.13	12/09/2014
	02/01/2006	244,000	(4)	—		$42.08	01/31/2016
	02/09/2007	400,000	(5)	—		$51.60	02/08/2017
	02/08/2008	375,000		125,000		$48.51	02/07/2018
	02/13/2009	216,796		216,797		$35.12	02/12/2019	94,533		$4,415,636
	02/12/2010 02/11/2011 04/27/2011	115,745 — —		347,237 324,149 114,284	(6)	$43.64 $55.81 $57.67	02/11/2020 02/10/2021 01/31/2016	50,871 43,003	$ $	2,376,184 2,008,670
Ronald D. Kropp	12/10/2004	10,000		—		$47.13	12/09/2014
	02/01/2006	30,000		—		$42.08	01/31/2016
	02/09/2007	60,000		—		$51.60	02/08/2017
	02/08/2008	52,500		17,500		$48.51	02/07/2018
	02/13/2009	30,351		30,352		$35.12	02/12/2019	16,324		$762,494
	02/12/2010 02/11/2011	16,204 —		48,614 90,802		$43.64 $55.81	02/11/2020 02/10/2021	7,122 12,046	$ $	332,669 562,669
Thomas J. Hansen	12/10/2004	150,000		—		$47.13	12/09/2014
	02/01/2006	150,000		—		$42.08	01/31/2016
	02/09/2007	200,000		—		$51.60	02/08/2017
	02/08/2008	150,000		50,000		$48.51	02/07/2018
	02/13/2009	86,718		86,719		$35.12	02/12/2019	35,962		$1,679,785
	02/12/2010 02/11/2011	46,298 —		138,895 123,582		$43.64 $55.81	02/11/2020 02/10/2021	20,348 16,395	$ $	950,455 765,810
E. Scott Santi	12/10/2004	60,000		—		$47.13	12/09/2014
	02/09/2007	80,000		—		$51.60	02/08/2017
	02/08/2008	60,000		20,000		$48.51	02/07/2018
	02/13/2009	69,375		69,375		$35.12	02/12/2019	28,770		$1,343,847
	02/12/2010 02/11/2011	37,038 —		111,116 101,297		$43.64 $55.81	02/11/2020 02/10/2021	16,279 13,438	$ $	760,392 627,689
David C. Parry	12/10/2004	20,000				$47.13	12/09/2014
	02/01/2006	20,000				$42.08	01/31/2016
	02/09/2007	60,000		—		$51.60	02/08/2017
	02/08/2008	52,500		17,500		$48.51	02/07/2018
	02/13/2009	30,351		30,352		$35.12	02/12/2019	15,256		$712,608
	02/12/2010 02/11/2011	16,204 —		48,614 81,037		$43.64 $55.81	02/11/2020 02/10/2021	7,122 10,751	$ $	332,669 502,179

(1)	Stock options vest at the rate of 25% per year from grant date with exceptions for termination upon death, disability, retirement and change in control. Stock options granted in 2004 and 2006 contain a reload feature providing that if the exercise price is paid by surrender of previously owned shares of ITW common stock, a new option in the amount of the shares surrendered will be granted. The exercise price of the new option would equal the fair market value of a share of ITW common stock on the date the reload option is granted. The new option will vest in one year, provided the shares acquired on exercise of the underlying option are held for one year, and will expire on the same date as the underlying option. The reload feature was eliminated for options granted after 2006.

(2)	PRSUs are subject to three-year vesting, as well as a performance goal based on cumulative earnings per share from continuing operations over a three-year period.

(3)	Stock options for 225,000 of these shares are held by a family limited partnership.

(4)	Stock options for 44,000 of these shares are held by a family limited partnership.

(5)	Stock options for 100,000 of these shares are held by a family limited partnership.

(6)	A reload option was granted to Mr. Speer on 4/27/11. See footnote 1 above for more information about the reload option.

Option Exercises and Stock Vested

The following table provides information for each named executive officer who exercised stock options during 2011. The value realized upon the exercise of options is calculated using the difference between the option exercise price and the market price at the time of exercise multiplied by the number of shares underlying the option. No named executive officers had stock awards vest in 2011.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)
David B. Speer	156,000	$2,396,160
Ronald D. Kropp	—	—
Thomas J. Hansen	—	—
E. Scott Santi	70,000	$1,116,878
David C. Parry	—	—

(1)	Mr. Speer was granted a reload option on 4/27/11 for 114,284 shares at an exercise price of $57.67. See footnote 1 to the “Outstanding Equity Awards at Fiscal Year-End 2011” table above for more information about reload option.

Pension Benefits

The following table provides pension benefit information for each named executive officer through our financial statement measurement date of December 31, 2011.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)(2)
David B. Speer	ITW Retirement Accumulation Plan	33.553	$909,117
	ITW Nonqualified Pension Plan	33.553	$10,516,390
Ronald D. Kropp	ITW Retirement Accumulation Plan	18.083	$218,428
	ITW Nonqualified Pension Plan	18.083	$468,434
Thomas J. Hansen	ITW Retirement Accumulation Plan	31.256	$2,104,714
	ITW Nonqualified Pension Plan	31.256	$4,598,246
E. Scott Santi	ITW Retirement Accumulation Plan	29.621	$487,724
	ITW Nonqualified Pension Plan	29.621	$1,481,440
David C. Parry	ITW Retirement Accumulation Plan	17.742	$597,779
	ITW Nonqualified Pension Plan	17.742	$1,433,021

(1)	Assuming the individual receives a lump sum distribution at normal retirement, present values are based on the 4.70% discount rate used for financial reporting purposes.

(2)	In the event of a change in control or departure due to death, disability, or retirement, the total pension payable would reflect the above amounts in total. The allocation between the ITW Retirement Accumulation Plan and the ITW Nonqualified Pension Plan would depend on the actual lump sum and annuity values calculated using the actual applicable interest rates and IRS limits. For Mr. Hansen, who is eligible for the pre-2001 Retirement Accumulation Plan formula discussed below, the value of his total pension lump sum would be approximately 13% higher.

ITW Retirement Accumulation Plan

We maintain the ITW Retirement Accumulation Plan (the “Pension Plan”) for the benefit of eligible employees of participating U.S. business units to provide a portion of the income necessary for retirement. The Pension Plan was closed to new entrants effective January 1, 2007. The Pension Plan is structured as a “pension equity plan” under which a participant accumulates certain percentages for each year of plan participation. The accumulated percentages (from both columns shown below), when multiplied by final average annual pay (generally, salary and executive incentive payable in the highest five years out of the last ten complete calendar years of service), produce an amount that can be received as a lump sum payment or an actuarially equivalent lifetime annuity. For each year of credited service after December 31, 2000, percentages are structured as follows:

Age During the Year	On Total Final Average Pay	On Final Average Pay in Excess of Covered Compensation(1)
Less than 30	2%	2%
30-34	3%	2%
35-39	4%	2%
40-44	5%	2%
45	7%	2%
46-49	7%	6%
50-54	10%	6%
55-59	13%	6%
60 or older	16%	6%

(1)	Covered compensation is a 35-year average of the maximum earnings recognized in calculating Social Security benefits. For 2011, the amount of covered compensation for an individual attaining age 65 was $61,884, while for an employee age 35 or younger it was $106,800.

Prior to 2001, the Pension Plan operated under a traditional annuity formula (a normal retirement benefit equal to 1% of final average pay and 0.65% of such pay in excess of covered compensation for each of the first 30 years of credited service plus 0.75% of average pay for any additional years). As part of the transition to the pension equity formula, as of December 31, 2000:

•

Accrued benefits under the traditional annuity formula were converted to an initial pension equity percentage by calculating the lump sum value of the normal retirement annuity and dividing by the average annual pay at that time.

•

Anyone who had 5 years of participation and whose age plus vesting service equaled at least 50 years was entitled to additional pension equity credits of 4% of final average pay per year for up to 15 years of credited service.

•

Anyone who had at least five years of vesting service and had attained age 50 was entitled to a benefit under the pre-2001 formula if that benefit was more valuable than the benefits calculated under the new formula.

The pre-2001 Pension Plan provided that upon attaining age 55 with at least 10 years of service, a participant could elect an early retirement pension at a reduced amount. If the sum of the participant’s age and service at early retirement was at least 90, the portion of the benefit that is based solely on total average pay would not be reduced. The portion of the benefit based on pay in excess of covered compensation is subject to a 6.67% reduction for each year prior to age 65 that payments commence. Mr. Hansen is subject to alternative calculations under the pre-2001 Pension Plan formula.

Nonqualified Pension Plan

The Nonqualified Pension Plan is maintained to make up for benefits that cannot be paid under the tax-qualified Pension Plan due to Internal Revenue Code limitations on the amount of compensation that may be considered and the amount of benefit that may be paid. The Company has not considered granting additional years of service to executive officers under the plan and, therefore, does not currently have a policy on such grants. For the most part, the Nonqualified Pension Plan uses the same formulas and other computation elements as the Pension Plan with certain exceptions, including the following:

1.  The Pension Plan uses net compensation after deferrals under the current ECRIP, and the Nonqualified Pension Plan uses total eligible compensation (generally, salary and non-equity incentive compensation).

2.  The Nonqualified Pension Plan provides that a participant who leaves the Company, other than upon retirement, may forfeit any plan benefits based on eligible compensation above the maximum amount ($245,000 in 2011) that may be recognized under a tax-qualified plan.

3.  In addition to the annuity and lump sum options available under the Pension Plan, a participant in the Nonqualified Pension Plan may elect to receive fixed monthly installments over 2 to 20 years. If the executive left employment prior to death, disability or retirement, or if the plan is terminated in conjunction with a change in control, the benefit from the Nonqualified Pension Plan would be paid as a lump sum.

Nonqualified Deferred Compensation

The following table sets forth ECRIP account information for each named executive officer during fiscal year 2011. Other than Mr. Kropp, who received a distribution under the return of deferral feature, there were no withdrawals by, or distributions to, a named executive officer under the ECRIP in 2011.

Name	Executive Contributions in 2011 ($)(1)	Registrant Contributions in 2011 ($)(2)	Aggregate Earnings in 2011 ($)(3)	Aggregate Balance at December 31, 2011 ($)(3)(4)(5)	Aggregate Distributions in 2011 ($)
David B. Speer	$673,267	$117,822	$629,974	$9,967,025
Ronald D. Kropp	$ 54,805	$ 31,970	$ 6,410	$ 640,113	$6,645
Thomas J. Hansen	$185,352	$ 52,986	$362,619	$5,627,191
E. Scott Santi	$122,378	$ 42,832	$ 74,982	$1,220,094
David C. Parry	$274,841	$ 41,673	$207,945	$3,301,609

(1)	Includes deferrals of 2011 salary reflected in the Salary column of the Summary Compensation Table (Mr. Speer, $233,267; Mr. Kropp, $23,366; Mr. Hansen, $126,024; Mr. Santi, $42,614; and Mr. Parry, $41,177). Also includes deferrals of 2010 executive incentive amounts paid in 2011 reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for 2010 (Mr. Speer, $440,000; Mr. Kropp, $31,439; Mr. Hansen, $59,328; Mr. Santi, $79,763; and Mr. Parry, $233,664).

(2)	These amounts are also included in the All Other Compensation column of the Summary Compensation Table for 2011.

(3)	Footnote 4 to the Summary Compensation Table sets forth above-market interest for 2011 included in aggregate earnings in this table. If Mr. Kropp’s employment is terminated prior to him being “retirement eligible”, he will forfeit above-market interest of $8,619 for 2011 and $44,880 in the aggregate. If Mr. Santi’s employment is terminated prior to him being “retirement eligible”, he will forfeit above-market interest of $15,085 for 2011 and $97,092 in the aggregate. Above-market interest was discontinued for amounts deferred after December 31, 2009.

(4)	In addition to the Company’s contributions shown in the table above, and excess interest as disclosed for 2011 in footnote 4 to the Summary Compensation Table, the following amounts of executive and Company contributions to the ECRIP and excess interest are reported as compensation in the Summary Compensation Table for 2010 and 2009:

Footnote 4 Table

Name	Year Ended December 31, 2010	Year Ended December 31, 2009
David B. Speer	$515,601	$951,840
Ronald D. Kropp	$ 79,110	$265,646
Thomas J. Hansen	$170,348	$393,902
E. Scott Santi	$ 70,330	$140,717
David C. Parry	*	*

*	Mr. Parry was not a named executive officer in 2009 or 2010.

(5)	Mr. Kropp also transferred $490,200 from his ECRIP account pursuant to a Qualified Domestic Relations Order on June 27, 2011.

In 1985, the Company established an Executive Contributory Retirement Income Plan (the “1985 ECRIP”), which offered designated executives an opportunity to defer a portion of their salary and non-equity incentive earned in 1985 through 1989 to a deferred compensation account, to receive the matching contributions they would otherwise receive if such deferrals had been made under our tax-qualified Savings and Investment Plan (in lieu of any matching contributions under that plan) and to receive a rate of interest on the account based on the monthly Moody’s Long-Term Corporate Bond Yield Average (the “Moody’s Rate”). With certain exceptions, the 1985 ECRIP account is paid in monthly installments over 15 years following a death, disability or retirement event and in a lump sum following any other termination of employment. Messrs. Speer and Hansen were designated as eligible for the 1985 ECRIP.

In 1993, the Company established a new Executive Contributory Retirement Income Plan (the “Current ECRIP” and, together with the 1985 ECRIP, the “ECRIP”), which has most of the same features as the 1985 ECRIP. All of the named executive officers are eligible for the Current ECRIP. A Current ECRIP participant can defer from 6%-50% of his or her salary and from 6%-85% of his or her non-equity incentive, with the applicable matching contribution on either component under the Savings and Investment Plan formula (in lieu of any matching contributions under that plan). Deferrals under the Current ECRIP reduce the compensation that may be recognized under the Savings and Investment Plan and the tax-qualified Pension Plan.

The Current ECRIP has a limit on the amount of interest under the Moody’s Rate that would be recognized (12% annualized, or 15.6% for amounts eligible to receive 130% of the Moody’s Rate), a return of deferral feature whereby an individual could elect to receive a return of the principal amount deferred after a period of at least five years, and options for payment following death, disability or retirement as a lump sum or in monthly installments over 2 to 20 years.

Retirement under the ECRIP is defined as having attained age 55 with at least 10 years of service, or age 65 with at least 5 years of service. If an ECRIP participant’s employment ends due to retirement, death, or disability, the entire 1985 ECRIP and amounts deferred to the Current ECRIP prior to January 1, 2010 would receive interest crediting of 130% of the Moody’s Rate. Amounts deferred to the Current ECRIP after December 31, 2009 are not eligible to receive 130% of the Moody’s Rate and will accrue interest at 100% of the Moody’s Rate. All ECRIP accounts would be paid in a lump-sum after being credited with 100% of the Moody’s Rate (in lieu of 130% where applicable) if the executive left employment due to termination, with all employer contributions being subject to forfeiture if the termination is for cause. During 2011, the Moody’s Rate applied to ECRIP accounts ranged from 4.90% to 5.59% for amounts eligible for 100% of Moody’s, and 6.37% to 7.27% for amounts eligible for 130% of Moody’s.

If the plans are terminated in conjunction with a change in control, participants would receive their 1985 ECRIP in monthly installments over 15 years (with certain exceptions) and their Current ECRIP as a lump sum, as if a retirement event had occurred.

Potential Payments upon Termination or Change in Control

Payments and benefits received by named executive officers upon termination are governed by the arrangements described below and quantified at the end of this section. We have estimated the amounts involved assuming that the termination became effective as of the last business day of fiscal year 2011. The actual amounts to be paid out can only be determined at the time of the named executive officer’s departure from the Company.

Executive Incentive Plan

The Executive Incentive Plan provides that if a participant is employed as of the last day of the fiscal year, he or she would receive any amounts earned under the Executive Incentive Plan for that fiscal year. In the event a named executive officer becomes permanently disabled or dies, the named executive officer would be eligible for a possible payout under the Executive Incentive Plan. If termination of employment other than for death, disability, retirement or change in control occurs prior to the last day of the fiscal year, a participant forfeits his or her award; however, the Compensation Committee has the discretion to award an amount prorated for the portion of the fiscal year that the participant was employed. Actual amounts earned based on performance by the named executive officers in 2011 are discussed in more detail above in “Compensation Discussion and Analysis — Annual Cash Incentives.”

ITW Retirement Accumulation Plan and Nonqualified Pension Plan

Named executive officers who are terminated for any reason receive their benefits under the ITW Retirement Accumulation Plan and Nonqualified Pension Plan as described in the Pension Benefits table above.

Executive Contributory Retirement Income Plan

Named executive officers who are terminated for any reason receive contributions and accumulated earnings as outlined in the Nonqualified Deferred Compensation section above.

Long-Term Incentive Plan

Stock Options and Performance Restricted Stock Units: In the event of a termination upon death or disability, all unvested options and PRSUs held by the named executive officers would immediately vest. In the event of a termination upon retirement (defined as termination after (1) age 62 and 10 years of service for grants prior to 2009; or (2) age 62 with 10 years of service or age 65 with 5 years of service for grants made in 2009 or later), unvested options and PRSUs granted prior to 2011 would immediately vest, and unvested options and PRSUs granted in 2011 would become 25% vested. No named executive officer except Mr. Hansen was eligible for retirement as of December 31, 2011. In the event of a change in control, unvested options and PRSUs granted before 2011 would immediately vest, and unvested options and PRSUs granted in 2011 that are continued or replaced would only vest upon a termination of employment after a change in control. In the case of PRSUs, all such vesting events are subject to the achievement of performance goals. For all named executive officers, in the event of a termination other than upon retirement, death, disability or a change in control, any unvested options and PRSUs held on such date by the named executive officers would be forfeited.

Long-Term Cash Award “CGP”: In the event of a termination upon death or disability, the CGP award would vest at 100% of the actual performance level achieved and be paid after the end of the performance period. In the event of a termination upon retirement (defined as termination after (1) age 62 and 10 years of service for grants prior to 2009; or (2) age 62 with 10 years of service or age 65 with 5 years of service for grants made in 2009 or later), the CGP award would vest pro-rata and be paid after the end of the performance period. No named executive officer except Mr. Hansen was eligible for retirement as of December 31, 2011. In the event of an actual or constructive termination following a change in control, a prorated amount of the value of the CGP award would vest pro-rata and be paid at the target level (or actual achievement level if greater) under the terms of the 2011 Change-in-Control Severance Policy. For all named executive officers, in the event of a termination other than upon retirement, death, disability or a change in control, the unvested CGP award held on such date by the named executive officers would be forfeited.

Change-in-Control Severance Policy

Prior to 2011, we did not have any plans or agreements especially for executive officers regarding termination of employment or a change in control of the Company. Effective January 1, 2011, the Company adopted the 2011 Change-in-Control Severance Compensation Policy which provides that, upon an actual or constructive termination following a change in control of the Company, the named executive officers and other elected officers would be entitled to receive: (i) two times annual cash compensation (base salary plus average annual incentive pay over the prior three years); (ii) a prorated amount of that year’s annual incentive bonus at the target level (or actual achievement level if greater); and (iii) a prorated amount of the value of any long-term cash incentive awards at the target level (or actual achievement level if greater).

Payments and Benefits Assuming Termination as of December 31, 2011

The payments and benefits for the named executive officers under each termination scenario are outlined below.

Termination and Change-in-Control Payments and Benefits

Benefit or Payment	Retirement	Death/ Disability	Change in Control	Other
Executive Incentive Plan(1)(2)	Pro-rata vesting	Pro-rata vesting	N/A	No
Executive Contributory Retirement Income Plan(1)	Yes	Yes	Yes	Yes
Retirement Accumulation Plan and Nonqualified Pension Plan(1)	Yes	Yes	Yes	Yes
Vesting of Unvested Performance Restricted Stock Units(2)(3)	Pre-2011 grants –100% vesting(4) 2011 grants – 25% vesting(4)	100% vesting(4)	Pre-2011 grants — 100% vesting 2011 grants — 100% vesting, subject to double-trigger (5)	No
Vesting of Unvested Stock Options(3)	Pre-2011 grants – 100% vesting 2011 grants – 25% vesting	100% vesting		No
Payment of Long-Term Cash (CGP) (2)(3)	Pro-rata vesting(4)	100% vesting(4)	Pre-2011 grants — pro-rata vesting 2011 grants — pro-rata vesting, subject to double-trigger (5)	No
Change-in-Control Severance Policy	No	No	2 years’ salary & annual incentive, subject to double trigger(6)	No

(1)	Retirement for these awards is defined as termination after age 55 and 10 years of service.

(2)	All vesting for these awards is subject to achievement of performance goals, except for termination upon death or disability.

(3)	Retirement for these awards is defined as termination after: (a) age 62 and 10 years of service for grants prior to 2009; or (b) age 62 with 10 years of service or age 65 with 5 years of service for grants made in 2009 or later.

(4)	Vesting is limited to the extent that the performance level for the award is achieved. If the minimum performance level is not achieved, the award is forfeited.

(5)	Double-trigger vesting occurs for awards that are continued or replaced if actual or constructive termination occurs within two years of a change in control of the Company.

(6)	Double trigger occurs upon actual or constructive termination within two years of change in control.

The following table outlines the value of payments and benefits that the named executive officers would receive pursuant to the Long-Term Incentive Plan (formerly known as the 2006 Stock Incentive Plan) and the 2011 Change-In-Control Severance Compensation Policy under various termination scenarios assuming that termination occurred as of the last business day of fiscal 2011. For purposes of this table, CGP payment is assumed at target level. The value of unvested stock options and PRSU’s, if accelerated upon a change in control or termination, is determined using the excess, if any, of $46.71 (the closing price of ITW common stock on December 30, 2011) over the option exercise price.

Name	Retirement ($)(1)	Death/Disability ($)	Change in Control ($)	Other ($)
David B. Speer	$3,997,723	$19,109,910	$23,320,117	$3,997,723
Ronald D. Kropp	$540,414	$3,417,847	$4,866,635	$540,414
Thomas J. Hansen	$6,555,723	$7,665,497	$9,817,601	$6,555,723
E. Scott Santi	$917,763	$5,603,870	$7,328,136	$917,763
David C. Parry	$494,114	$3,174,357	$4.949,854	$494,114

(1)	Retirement for this purpose is retirement of the executive at December 31, 2011. Mr. Hansen is the only named executive officer who reached retirement age under the Long-Term Incentive Plan as of that date.

Stock options, PRSUs and CGP awards, whether vested or unvested, are subject to forfeiture if the holder competes with, or divulges confidential information about, the Company, or if the Compensation Committee determines that the holder engaged in gross misconduct or conduct that is against the business interests of the Company. Awards granted after January 1, 2011 are also subject to forfeiture, in whole or in part, in order to comply with applicable law, regulation, stock exchange or accounting rule, or in order to comply with the Company clawback policy.

Equity Compensation Plan Information

The following table provides information as of December 31, 2011 about the Long-Term Incentive Plan (formerly known as the 2006 Stock Incentive Plan).

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	19,712,429(1)	$46.57	31,532,557

(1)	Includes directors’ deferred shares, and shares subject to RSUs and PRSUs.

Compensation Committee Report

The Compensation Committee of the Board of Directors hereby furnishes the following report to the stockholders of the Company in accordance with rules adopted by the Securities and Exchange Commission.

We have reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on our review and discussions, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2011.

This report is submitted on behalf of the members of the Compensation Committee:

James A. Skinner, Chairman

Susan Crown

Robert S. Morrison

Pamela B. Strobel

Kevin M. Warren

Certain Relationships and Related Transactions

We review related-party transactions in accordance with our Statement of Principles of Conduct, by-laws and Corporate Governance Guidelines rather than a separate written policy. A related-party transaction is a transaction involving the Company and any of the following persons: a director, director nominee or executive officer of the Company; a holder of more than 5% of ITW common stock; or an immediate family member or person sharing the household of any of these persons.

Our Statement of Principles of Conduct states that our directors, officers and employees must avoid engaging in any activity, such as related-party transactions, that might create a conflict of interest or a perception of a conflict of interest. These individuals are required to raise for consideration any proposed or actual transaction that they believe may create a conflict of interest. Our by-laws provide that no related-party transaction is void or voidable solely because a director has an interest if (1) the material facts are disclosed to or known by the Board of Directors and the transaction is approved by the disinterested directors or an appropriate Board committee comprised of disinterested directors, (2) the material facts are disclosed to or known by the stockholders and the transaction is approved by the stockholders, or (3) the transaction is fair to the Company as of the time it is approved. Our Corporate Governance Guidelines provide that the Board will apply established Categorical Standards for Director Independence in making its independence determinations. Under the standards, certain relationships between the Company and a director would preclude a director from being considered independent.

On an annual basis, each director and executive officer completes a Directors’ and Officers’ Questionnaire, which requires disclosure of any transactions with the Company in which he or she, or any member of his or her immediate family, has a direct or indirect material interest. The Corporate Governance and Nominating Committee reviews these questionnaires and discusses any related-party transaction disclosed therein.

In addition, under its charter, the Audit Committee is responsible for reviewing, approving, ratifying or disapproving all proposed related-party transactions that, if entered into, would be required to be disclosed under the rules and regulations of the SEC. In reviewing related-party transactions, the Audit Committee considers the factors set forth in our Statement of Principles of Conduct, by-laws and Corporate Governance Guidelines, as well as other factors, including the Company’s rationale for entering into the transaction, alternatives to the transaction, whether the transaction is on terms at least as fair to the Company as would be the case were the transaction entered into with a third party, and the potential for an actual or apparent conflict of interest. No member of the Audit Committee having an interest in a related-party transaction may participate in any decision regarding that transaction.

We maintain a commercial banking relationship with The Northern Trust Company and its wholly owned subsidiaries. The Northern Trust Company is a wholly owned subsidiary of Northern Trust Corporation and beneficially owns approximately 9.9% of our common stock. Ms. Susan Crown and Messrs. Robert C. McCormack and David B. Smith, Jr., directors of the Company, are also directors of Northern Trust Corporation and The Northern Trust Company. In 2011, The Northern Trust Company provided the following services to the Company: credit services, treasury and investment management services, trade services, credit enhancement or payment guaranty, acting as agent or fiduciary, consulting services, risk management services, securities lending services and broker dealer services. In addition, The Northern Trust Company serves as the trustee under the Company’s principal pension plans. The banking and trustee relationships with The Northern Trust Company are conducted in the ordinary course of business on an arms-length basis. Banking, investment management, trustee and other administrative fees paid to The Northern Trust Company or affiliates by the Company were approximately $3.1 million in 2011.

Audit Committee Report

The Audit Committee of the Board of Directors is composed of six independent directors, as defined in the listing standards of the New York Stock Exchange. In addition, the Board of Directors has determined that all Audit Committee members are “financially literate” and meet the Securities and Exchange Commission criteria of “audit committee financial expert”. The Audit Committee operates under a written charter adopted by the Board of Directors, which was most recently reviewed by the Audit Committee in February 2012.

The Audit Committee is responsible for providing oversight to the Company’s financial reporting process through periodic meetings with ITW’s independent registered public accountants, internal auditors and management in order to review accounting, auditing, internal control and financial reporting matters. The Audit Committee is also responsible for assisting the Board in overseeing: (a) the integrity of the Company’s financial statements; (b) the Company’s compliance with legal and regulatory requirements; (c) the independent registered public accounting firm’s qualifications, independence and performance; (d) the Company’s overall risk policies and practices; and (e) the performance of the Company’s internal audit function. Company management is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on Company senior management, including senior financial management, and ITW’s independent registered public accounting firm.

The Audit Committee has reviewed and discussed with senior management the audited financial statements of the Company. Management has confirmed to the Audit Committee that the financial statements have been prepared in conformity with generally accepted accounting principles.

The Audit Committee has reviewed and discussed with senior management its assertion and opinion regarding the Company’s internal controls. Management has confirmed to the Audit Committee that internal controls over financial reporting have been appropriately designed and are operating effectively to prevent or detect any material financial statement misstatements. The Audit Committee has also reviewed and discussed with Deloitte & Touche LLP, ITW’s independent registered public accounting firm, its audit and opinion regarding the Company’s internal controls.

The Audit Committee has reviewed and discussed with Deloitte & Touche LLP the matters required to be discussed by AU Section 380 (Communication with Audit Committees) under which Deloitte & Touche LLP must provide the Audit Committee with additional information regarding the scope and results of its audit of the Company’s financial statements. This information includes: (1) Deloitte & Touche LLP’s responsibility under generally accepted auditing standards; (2) significant accounting policies; (3) management judgments and estimates; (4) any significant audit adjustments; (5) any disagreements with management; and (6) any difficulties encountered in performing the audit.

The Audit Committee has received from Deloitte & Touche LLP a letter providing the disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence with respect to any relationships between Deloitte & Touche LLP and the Company that in its professional judgment may reasonably be thought to bear on independence. Deloitte & Touche LLP has discussed its independence with the Audit Committee, and has confirmed in the letter that, in its professional judgment, it is independent of the Company within the meaning of the federal securities laws.

The Audit Committee also discussed with the Company’s internal auditors and the independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets periodically with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the Securities and Exchange Commission.

Pamela B. Strobel, Chairman

Don H. Davis, Jr.

Robert C. McCormack

David B. Smith, Jr.

Kevin M. Warren

Anré D. Williams

Ratification of the Appointment of

Independent Registered Public Accounting Firm

The Audit Committee has engaged Deloitte & Touche LLP to serve as ITW’s independent registered public accounting firm for the fiscal year ending December 31, 2012. Deloitte & Touche LLP has been employed to perform this function for the Company since 2002.

Audit Fees

Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) will bill us approximately $13,608,000 for professional services in connection with the 2011 audit, as compared with $13,611,000 for the 2010 audit of the annual financial statements and internal controls. These fees relate to: (i) the audit of the annual financial statements included in our Annual Report on Form 10-K; (ii) the review of the quarterly financial statements included in our Quarterly Reports on Form 10-Q; (iii) the internal controls audit; and (iv) statutory audits.

Audit-Related Fees

During 2011 and 2010, the Deloitte Entities billed us approximately $2,852,000 and $1,391,000, respectively, for audit-related services. These fees relate to work performed with respect to divestiture audits, acquisition-related due diligence and other technical accounting assistance.

Tax Fees

These fees include work performed by the Deloitte Entities for 2011 and 2010 with respect to tax compliance services such as assistance in preparing various types of tax returns globally ($3,206,000 and $2,900,000, respectively) and tax planning services, often related to our acquisitions and restructurings ($828,000 and $442,000, respectively).

All Other Fees

Fees for other accounting assistance services rendered by the Deloitte Entities were $8,000 and $0, respectively, for 2011 and 2010.

Audit Committee Pre-Approval Policies

The Audit Committee has adopted policies and procedures for pre-approval of all audit and non-audit related work to be performed by ITW’s independent registered public accounting firm. As a part of those procedures, the Audit Committee performs a qualitative analysis of all non-audit work to be performed by our independent registered public accounting firm. Each year, the Audit Committee receives a detailed list of the types of audit-related and non-audit related services to be performed, along with estimated fee amounts. The Audit Committee then reviews and pre-approves audit work and certain categories of tax and other non-audit services that may be performed. In conducting its analysis, the Audit Committee carefully contemplates the nature of the services to be provided and considers whether such services: (i) are prohibited under applicable rules; (ii) would result in our accountants auditing their own work; (iii) would result in our accountants performing management functions; (iv) would place our accountants in a position of acting as an advocate for the Company; or (v) would present a real risk of a conflict of interest or otherwise impair our accountants’ independence. The Audit Committee also annually pre-approves the budget for annual GAAP, statutory and benefit plan audits. Company management provides quarterly updates to the Audit Committee regarding year-to-date expenditures versus budget for audit and non-audit services. The Audit Committee also considers whether specific projects or expenditures could potentially affect the independence of ITW’s independent registered public accounting firm.

Although we are not required to do so, we believe that it is appropriate for us to request stockholder ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. If stockholders do not ratify the appointment, the Audit Committee will investigate the reasons for the stockholders’ rejection and reconsider the appointment. Representatives of Deloitte & Touche LLP will be present at our Annual Meeting and will have the opportunity to make a statement and respond to questions.

The Board of Directors recommends a vote “FOR” ratification of the appointment of

Deloitte & Touche LLP.

Advisory Vote on Executive Compensation

In accordance with the recommendation by the Board and the preference expressed by our stockholders at the 2011 Annual Meeting, the Company has an annual advisory vote on executive compensation. The Company is seeking your advisory vote on our executive compensation, as disclosed in the “Compensation Discussion and Analysis” section, the compensation tables and any related material disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules. The Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation, but because your vote is advisory, it will not be binding on the Compensation Committee, the Board or the Company.

We believe that our executive compensation program is competitive and strongly aligned with the long-term interests of our stockholders. Our executive compensation programs support our decentralized company structure and have played a material role in our ability to drive strong financial results, as well as motivate, attract and retain a highly experienced, successful management team. These programs have been designed to promote a performance-based culture. At least 87% of each of our named executive officers’ 2011 compensation was performance based, with the majority of performance-based compensation being in the form of long-term incentives. The Company has in the past sought and obtained stockholder approval of our incentive plan performance metrics. Our incentive programs are directly linked to key Company metrics such as income, return on invested capital, revenue growth, strategic long-term objectives of the Company and importantly, ITW’s stock price performance.

ITW achieved very strong operating results in 2011 versus 2010 as the Company focused on growth in both developed and emerging markets. The Company’s full-year 2011 operating revenues of $17.8 billion compares to $15.4 billion in 2010 and $13.6 billion in 2009, and represents an increase of 15.4% versus 2010. Operating margins for 2011 were 15.4%, compared to 14.6% in 2010 and 10.2% in 2009.

Maintaining a high level of corporate governance over our executive pay programs is important to us. We closely monitor the compensation programs and pay levels of executives from companies of similar size and complexity, so that we may ensure that our compensation programs are consistent with our values and within the norm of a range of market practices. As a result, the Company has made a number of changes over the years to its executive compensation programs, including a number of governance enhancements mentioned in this proxy statement. Recent examples of actions taken include:

•	Base Salary

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For 2011, our CFO received a salary increase of 8.2% to better reflect competitive pay levels of CFOs in our peer group; our other named executive officers received salary increases in the range of 2% to 4%.

•	Annual Incentive Plan

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In 2011, the payment provisions upon a change in control of the Company were changed for awards made after March 1, 2011. First, payment will now only occur following both a change in control and termination of employment (a

“double-trigger”) for awards that are continued or replaced, and second, the payment amount was reduced to payment at Target (or actual achievement, if greater) from payment at Maximum award levels.

•	Long-Term Incentive Plan

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In 2010, we added an annual cash-based company-wide growth plan component with performance goals that extend over three-year cycles based 50% on ROIC and 50% on revenue. For 2012, in order to better reflect our emphasis on profitable growth, the performance goals for the company-wide growth plan awards are based 60% on ROIC and 40% on revenue.

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Effective in 2011, we amended the plan to require a “double trigger” rather than a single trigger for payment after a change in control for awards that are replaced or continued, prohibit the Company’s purchase of underwater options, provide that awards are subject to any Company policy regarding the recovery of erroneously awarded incentive-based compensation, add a 10-year term limit on SARs, provide that interest/dividends on shares subject to outstanding grants are subject to the same vesting and performance requirements as the underlying grant, add a minimum 3-year vesting on restricted full-value stock awards (1-year if performance based), and change the plan name to the 2011 Long-Term Incentive Plan.

•	Policies

¡	In 2010, we adopted an anti-hedging policy on Company stock applicable to key employees and directors;

¡	In 2011, we adopted an incentive payment recoupment policy (a “clawback policy”), increased the guideline for stock ownership for our CEO to six times base salary from five; and

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Effective in 2011, created a double trigger change- in-control severance policy by providing our elected officers severance at two times annual cash compensation (base salary plus average annual incentive) upon an actual or constructive termination following a change in control, with no tax gross-ups.

•	Retirement Benefits and Perquisites:

¡	In 2010, we eliminated the above-market interest returns on prospective deferrals under our nonqualified deferred compensation program; and

¡	Our executives have received no perquisites since 2008.

The Compensation Committee of our Board of Directors has overseen the development of our executive compensation programs, which is more fully described in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement. We encourage you to closely review this information before voting on the compensation we paid to our named executive officers in 2011. We believe that our executive compensation programs are structured in the best manner possible to support our company and our business objectives, as well as to support our culture and values that have served us well for the past 100 years.

We ask our stockholders to approve, on an advisory basis, the compensation of our named executive officers by voting “FOR” the following resolution:

Resolved, that the compensation of the named executive officers of Illinois Tool Works Inc. (the “Company”) as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission under “Compensation Discussion and Analysis,” in the Summary Compensation Table, the related compensation tables and the related narrative disclosures in the Company’s proxy statement for its 2012 Annual Meeting, is hereby approved.

The Board of Directors recommends a vote “FOR” the approval of the compensation of the Company’s named executive officers.

CATEGORICAL STANDARDS FOR DIRECTOR INDEPENDENCE

I.  Introduction

To be considered independent, a director of the Company must meet all of the following Categorical Standards for Director Independence. In addition, a director who is a member of the Company’s Audit Committee must meet the heightened criteria set forth below in Section IV to be considered independent for the purposes of membership on the Audit Committee. These categorical standards may be amended from time to time by the Company’s Board of Directors.

Directors who do not meet these categorical standards for independence can also make valuable contributions to the Company and its Board of Directors by reason of their knowledge and experience.

In addition, if a director meets the standards set forth below, a director will not be considered independent unless the Board of Directors of the Company affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In making its determination, the Board of Directors shall broadly consider all relevant facts and circumstances. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. For this purpose, the Board does not need to reconsider relationships of the type described in Section III below if such relationships do not bar a determination of independence in accordance with Section III below.

II.  Definitions

An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home. When considering the application of the three-year period referred to in each of paragraphs III.1 through III.5 below, the Company need not consider individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated.

The “Company” includes any subsidiary in its consolidated group.

III.  Standards for Directors

The following standards have been established to determine whether a director of the Company is independent:

1.	A director who is an employee, or whose immediate family member is an executive officer, of the Company is not independent until three years after the end of such employment relationship. Employment as an interim Chairman or CEO shall not disqualify a director from being considered independent following that employment.

2.	A director who receives, or whose immediate family member receives, more than $120,000 during any twelve-month period in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $120,000 during any twelve-month period in such compensation. Compensation received by a director for former service as an interim Chairman or CEO need not be considered in determining independence under this test. Compensation received by an immediate family member for service as a non-executive employee of the Company need not be considered in determining independence under this test.

3.

A director who is a current partner or employee of a firm that is the Company’s internal or external auditor, or whose immediate family member(1) is a current partner of such a firm, is not independent. A director who is or was, or whose immediate family member is or was, a partner or employee of such a firm and personally worked on the Company’s audit within the last three years is not independent.

(1)	For purposes of this Item 3 only, the term “immediate family member” shall mean a spouse, minor child or stepchild, or an adult child or stepchild sharing a home with the director.

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4.	A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee is not independent until three years after the end of such service or the employment relationship.

5.

A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not independent until three years after falling below such threshold(2).

6.	Stock ownership in the Company by directors is encouraged and the ownership of a significant amount of stock, by itself, does not bar a director from being independent.

IV.  Standards for Audit Committee Members

In addition to satisfying the criteria set forth in Section III above, directors who are members of the Company’s Audit Committee will not be considered independent for purposes of membership on the Audit Committee unless they satisfy the following criteria:

1.	A director who is a member of the Audit Committee may not, other than in his or her capacity as a member of the Audit Committee, the Board of Directors, or any other Board committee, accept directly or indirectly any consulting, advisory, or other compensatory fee from the Company, provided that, unless the rules of the New York Stock Exchange provide otherwise, compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company (provided that such compensation is not contingent in any way on continued service).

2.	A director, who is a member of the Audit Committee may not, other than in his or her capacity as a member of the Audit Committee, the Board of Directors, or any other Board committee, be an affiliated person of the Company.

3.	If an Audit Committee member simultaneously serves on the audit committees of more than three public companies, the Board must determine that such simultaneous service would not impair the ability of such member to effectively serve on the Company’s Audit Committee.

(2)	In applying this test, both the payments and the consolidated gross revenues to be measured shall be those reported in the last completed fiscal year. The look-back provision for this test applies solely to the financial relationship between the Company and the director or immediate family member’s current employer; the Company need not consider former employment of the director or immediate family member. Charitable organizations shall not be considered “companies” for purposes of this test, provided however that the Company shall disclose in its annual proxy statement any charitable contributions made by the Company to any charitable organization in which a director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater of $1 million, or 2% of such charitable organization’s consolidated gross revenues.

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VOTE BY INTERNET – www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 10:59 p.m., Central Daylight Time, on May 3, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 10:59 p.m., Central Daylight Time, on May 3, 2012. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M42082-P19957-Z57110	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

ILLINOIS TOOL WORKS INC.

The Board of Directors recommends you vote FOR all nominees:
1. Election of Directors	For	Against	Abstain
1a. Daniel J. Brutto	☐	☐	☐		For	Against	Abstain
1b. Susan Crown	☐	☐	☐	1j. Pamela B. Strobel	☐	☐	☐
1c. Don H. Davis, Jr.	☐	☐	☐	1k. Kevin M. Warren	☐	☐	☐
1d. James W. Griffith	☐	☐	☐	1l. Anré D. Williams	☐	☐	☐
1e. Robert C. McCormack	☐	☐	☐
1f. Robert S. Morrison	☐	☐	☐
1g. James A. Skinner	☐	☐	☐	The Board of Directors recommends you vote FOR proposals 2 and 3:
1h. David B. Smith, Jr.	☐	☐	☐	2. Ratification of the appointment of Deloitte & Touche LLP as ITW’s independent registered public accounting firm for 2012.	☐	☐	☐
1i. David B. Speer	☐	☐	☐
	For address changes and/or comments, please check this box and write them on the back where indicated.		☐	3. Advisory vote to approve executive compensation.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owner)	Date

ILLINOIS TOOL WORKS INC.

ANNUAL MEETING OF STOCKHOLDERS

FRIDAY, MAY 4, 2012

3:00 P.M. CDT

THE NORTHERN TRUST COMPANY (6TH FLOOR)

50 SOUTH LASALLE STREET

CHICAGO, ILLINOIS 60603

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice, Proxy Statement and Annual Report/Form 10-K are available at www.proxyvote.com.

M42083-P19957-Z57110

ILLINOIS TOOL WORKS INC.

ANNUAL MEETING OF STOCKHOLDERS

May 4, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Illinois Tool Works Inc. (“ITW”) hereby appoints Susan Crown, Robert S. Morrison, and Pamela B. Stobel, or any of them, with full power of substitution, to act as proxies at the Annual Meeting of Stockholders of ITW to be held in Chicago, Illinois on May 4, 2012 with authority to vote as directed by this Proxy Card at the meeting, and any adjournments of the meeting, all shares of common stock of ITW registered in the name of the undersigned. If no direction is made, this proxy will be voted FOR the election of each director nominee under Proposal 1, FOR Proposals 2 and 3, and FOR or AGAINST any other properly raised matter at the discretion of the proxies.

If the undersigned is a participant in the ITW Savings and Investment Plan or the ITW Bargaining Savings and Investment Plan, the undersigned is also instructing the trustee of those plans to vote the shares of ITW common stock attributable to the undersigned in such plans as instructed on the reverse side and, in the discretion of the trustee, upon such other business as may come before the meeting, and if no instructions are given, the trustee will vote the shares in the same proportion as the shares for which voting instructions have been received.

Change of Address:

(If you noted a change of address above, please mark corresponding box on the reverse side.) IMPORTANT – THIS PROXY CARD MUST BE SIGNED AND DATED ON THE REVERSE SIDE.